As filed with the U.S. Securities and Exchange Commission on November 10, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioVie Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2834	46-2510769
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

680 W Nye Lane Suite 204

Carson City, NV 89703

(775) 888-3162

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane Suite 204

Carson City, NV 89703

(775) 888-3162

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael S. Lee,, Esq. Mark G. Pedretti, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400 Fax: (212) 521-5450	James T. Seery, Esq. Duane Morris LLP 1540 Broadway New York, New York 10036 Tel: (212) 692-1000 Fax: (212) 692-1020

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 10, 2022

Shares Class A Common Stock

BioVie Inc.

BioVie Inc. (the “Company”, “our”, “we” and “us”) is offering                 shares of Class A common stock, par value $0.0001 per share (“common stock”).

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BIVI.” On              , 2022, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $            per share.

The final public offering price will be determined through negotiation between us and the underwriters at the time of pricing, and may be at a discount to the current market price of our common stock. The price of our common stock on Nasdaq during recent periods will only be one of many factors in determining the public offering prices of the common stock. Other factors to be considered in determining the public offering prices include our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers, the general condition of the securities markets at the time of this offering and discussions between the underwriters and prospective investors. The recent market price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to the “Underwriting” section of this prospectus beginning on page 57 for additional information regarding the underwriters’ compensation.

We have granted a 30-day option to the representative of the underwriters to purchase up to                         additional shares of common stock from us at the public offering price, less the underwriting discount.

The underwriters expect to deliver the common stock to purchasers on or about                        , 2022.

Lead Bookrunners

Cantor	Oppenheimer & Co.

Bookrunner

B. Riley Securities

The date of this prospectus is                        , 2022

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus or incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate on any subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “our Company,” “we,” “us,” and “our” refer to BioVie Inc., a Nevada corporation.

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Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the information incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022. You should read all such documents carefully, especially the risk factors and our audited consolidated financial statements and the related notes incorporated by reference herein, before deciding to buy our securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

We are a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions.

In liver disease, our Orphan Drug candidate BIV201 (continuous infusion terlipressin) is being developed as a future treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by NASH, hepatitis, and alcoholism. The initial target for BIV201 therapy is refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The US Food and Drug Administration (FDA) has not approved any drug to treat refractory ascites. A Phase 2a clinical trial of BIV201 was completed in 2019, and a multi-center, randomized 30-patient Phase 2b trial is currently underway. Top-line results from this trial are expected in mid calendar year 2023.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, the Company acquired LAT Pharma LLC and the rights to its BIV201 development program. The Company currently owns all development and marketing rights to its drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between our predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

In neurodegenerative disease, we acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”), a related party privately held clinical-stage pharmaceutical company and related party affiliate, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling that, based on animal studies, is believed to reduce neuroinflammation. NE3107 is a novel orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s and Parkinson’s disease, and NE3107 could, if approved, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer’s disease (NCT04669028). We initiated this trial on August 5, 2021 and are targeting primary completion in mid calendar year 2023.

On January 20, 2022, the Company initiated a study by treating the first patient, in its Phase 2 study assessing NE3107’s safety and tolerability and potential pro-motoric impact in Parkinson’s disease patients. The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson’s disease (PD). Participants will be treated with carbidopa/levodopa and NE3107 or placebo. Forty patients with a defined PD medication “off state” will be randomized 1:1 placebo to active NE3107 20 mg twice daily for 28 days. Safety assessments will look at standard measures of patient health and potential for drug-drug interactions affecting L-dopa pharmacokinetics and activity. Exploratory efficacy assessments will use the Motor Disease Society Unified Parkinson’s Disease Rating (MDS-UPDRS) parts 1-3, ON/OFF Diary, and Non-Motor Symptom Scale. Topline results are expected for the NM201 study by the end of the calendar year 2022.

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

●	we are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment;

●	we have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations;

●	we will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms;

●	we have limited experience in drug development and may not be able to successfully develop any drugs, which would cause us to cease operations;

●	we have no manufacturing experience, and the failure to comply with all applicable manufacturing regulations and requirements could have a materially adverse effect on our business;

●	if we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or detect fraud;

●	we may be unable to obtain or protect intellectual property rights relating to our products, and we may be liable for infringing upon the intellectual property rights of others, which could have a materially adverse effect on our business;

●	the biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to curtail or cease operations;

●	certain stockholders who are also officers and directors may have significant control over our management;

●	we are subject to risks associated with the recent outbreak of the novel coronavirus (also known as COVID-19), which may negatively affect our ability to recruit candidates for our clinical trials and financing to support the development of our product candidates, and

●	we are subject to the periodic reporting requirements of the Exchange Act, which require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162.

The Offering

Shares Offered:	shares of common stock.

Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option in full).

Option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the public offering price.

Use of proceeds	We intend to use the net proceeds of this offering primarily for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses.

Concentration of ownership	Upon completion of this offering, our executive officers and directors will beneficially own, in the aggregate, approximately % of the outstanding shares of our common stock.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and the similarly titled sections in the documents incorporated by reference into this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Lock-Up	We, each of our officers, directors, and all of our 5% or greater stockholders have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 90 days after the date of this prospectus, without the prior written consent of the representative. See “Underwriting” for additional information.

Nasdaq Capital Market symbol	“BIVI”

The number of shares of our common stock to be outstanding upon completion of this offering is based on 30,165,319 shares of our common stock outstanding as of September 30, 2022 and excludes:

●	3,348,330 shares of our common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plan as of September 30, 2022, with a weighted average exercise price of $7.40 per share; and

●	7,779,194 shares of our common stock issuable upon the exercise of warrants with a weighted average exercise price of $2.07 per share.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	no issuance or exercise of stock options or warrants on or after September 30, 2022; and

●	no exercise by the underwriters of their option to purchase up to additional shares of common stock in this offering.

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Relating to Our Business and Industry

We have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations.

We have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on (a) successful completion of one or more development programs demonstrating in human clinical trials that BIV201 and NE3107, our product candidates, are safe and effective; (b) our ability to seek and obtain regulatory approvals, including, without limitation, with respect to the indications we are seeking; (c) successful commercialization of our product candidates; and (d) market acceptance of our products. There are no assurances that we will achieve any of the forgoing objectives. Furthermore, our product candidates are in the development stage, and have not been fully evaluated in human clinical trials. If we do not successfully develop and commercialize our product candidates, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

We are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment.

BioVie Inc. was incorporated on April 10, 2013. We are a development stage biopharmaceutical company with potential therapies that have not been fully evaluated in clinical trials, and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to the absence of an operating history, the lack of commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, the lack of manufacturing experience and limited marketing experience, possible reliance on third parties for the development and commercialization of our proposed products, a competitive environment characterized by numerous, well-established and well capitalized competitors and reliance on key personnel.

Since inception, we have not established any revenues or operations that would provide financial stability in the long term, and there can be no assurance that we will realize our plans on our projected timetable in order to reach sustainable or profitable operations.

Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of his, her or its investment. Furthermore, the financial statements incorporated by reference herein have been prepared assuming that we will continue as a going concern. We have not emerged from the development stage, and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to develop drugs, to obtain approval for such drugs, and if approved, to successfully commercialize our drugs, our research and development (“R&D”) efforts, including the timing and cost of clinical trials; and our ability to enter into favorable alliances with third-parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution.

Even if we successfully develop and market BIV201 and/or NE3107, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment.

If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant our products sufficient, or any, periods of exclusivity before approving generic versions of our products, the sales of our products could be adversely affected.

Once a new drug application (“NDA”) is approved, the product covered thereby becomes a “reference listed drug” or RLD, in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” commonly known as the Orange Book. Other manufacturers may seek approval of generic versions of reference listed drugs through submission of abbreviated new drug applications (“ANDAs”) in the United States. In support of an ANDA, a generic manufacturer need not conduct clinical trials. Rather, the applicant generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use or labeling as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning it is absorbed in the body at the same rate and to the same extent as the RLD. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices. Moreover, generic versions of RLDs are often automatically substituted for the RLD by pharmacies when dispensing a prescription written for the RLD. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product.

The FDA may not approve an ANDA for a generic product until any applicable period of non-patent exclusivity for the RLD has expired. The U.S. federal Food, Drug, and Cosmetic Act (“FDCA”) provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity (“NCE”). An NCE is an active ingredient that has not previously been approved by FDA alone or in combination with other substances. Specifically, in cases where such exclusivity has been granted, an ANDA may not be submitted to the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV Certification that a patent covering the reference listed drug is either invalid or will not be infringed by the generic product, in which case the applicant may submit its application four years following approval of the reference listed drug. If an ANDA is submitted to FDA with a Paragraph IV Certification, the generic applicant must also provide a Paragraph IV Notification to the holder of the NDA for the RLD and to the owner of the listed patent(s) being challenged by the ANDA applicant, providing a detailed written statement of the basis for the ANDA applicant’s position that the relevant patent(s) is invalid or would not be infringed. If the patent owner brings a patent infringement lawsuit against the ANDA applicant within 45 days of the Paragraph IV Notification, FDA approval of the ANDA will be automatically stayed for 30 months, or until 7-1/2 years after the NDA approval if the generic application was filed between 4 years and 5 years after the NDA approval. Any such stay will be terminated earlier if the court rules that the patent is invalid or would not be infringed.

Competition that our products may face from generic versions of our products could materially and adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in those product candidates.

If we fail to obtain or maintain Orphan Drug exclusivity for BIV201, we will have to rely on other potential marketing exclusivity, and on our intellectual property rights, which may reduce the length of time that we can prevent competitors from selling generic versions of BIV201.

We have obtained Orphan Drug Designation for BIV201 (terlipressin) in the U.S. for the treatment of hepatorenal syndrome (received November 21, 2018) and treatment of ascites due to all etiologies except cancer (received September 8, 2016). Under the Orphan Drug Act, the FDA may designate a product as an Orphan Drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S. In the EU, Orphan Drug designation may be granted to drugs intended to treat, diagnose or prevent a life-threatening or chronically debilitating disease having a prevalence of no more than five in 10,000 people in the EU, and which meet other specified criteria. The company that first obtains FDA approval for a designated Orphan Drug for the associated rare disease may receive a seven-year period of marketing exclusivity during which time FDA may not approve another application for the same drug for the same orphan disease or condition. Orphan Drug Exclusivity does not prevent FDA approval of another application for the same drug for a different disease or condition, or of an application for a different drug for the same rare disease or condition. Orphan Drug exclusive marketing rights may be lost under several circumstances, including a later determination by the FDA that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a ten-year period of market exclusivity.

Even though BioVie has obtained two Orphan Drug Designations for its lead product candidate, terlipressin, for treatment of ascites and for treatment of hepatorenal syndrome, and may seek other Orphan Drug Designations for BIV201, and Orphan Drug Designation for other product candidates, there is no assurance that BioVie will be the first to obtain marketing approval for any particular rare indication. Further, even though BioVie has obtained Orphan Drug Designations for its lead product candidate, or even if BioVie obtains Orphan Drug Designation for other potential product candidates, such designation may not effectively protect BioVie from competition because different drugs can be approved for the same condition and the same drug can be approved for different conditions and potentially used off-label in the Orphan indication. Even after an Orphan Drug is approved, the FDA can subsequently approve another competing drug with the same active ingredient for the same condition for several reasons, including, if the FDA concludes that the later drug is clinically superior due to being safer or more effective or because it makes a major contribution to patient care. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

In fact, Mallinckrodt recently received an NDA approval for its terlipressin product for the hepatorenal syndrome (“HRS”) indication in September 2022, which is the same indication for which we had received an Orphan Designation. FDA granted Mallinckrodt and its approved drug a new chemical entity exclusivity. Similarly, if another company with an Orphan Drug designation for the same drug as ours for the same proposed disease or condition receives FDA approval and orphan drug exclusivity before our product is approved, approval of our drug(s) for the orphan indication may be blocked for seven years by the other company’s orphan drug exclusivity and they may obtain a competitive advantage even after the exclusivity period expires associated with being the first to market. While Mallinckrodt has received an NDA approval for its terlipressin for HRS, we could still seek FDA approval for the ascites indication under a 505(b)(2) application.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a materially adverse effect on our business.

Developing biopharmaceutical products, including conducting pre-clinical studies and clinical trials and establishing manufacturing capabilities, requires substantial funding. Additional financing will be required to fund the research and development of our product candidates. We have not generated any product revenues, and do not expect to generate any revenues until, and only if, we develop, and receive approval to sell our product candidates from the FDA and other regulatory authorities for our product candidates.

We may not have the resources to complete the development and commercialization of any of our proposed product candidates. We will require additional financing to further the clinical development of our product candidates. In the event that we cannot obtain the required financing, we will be unable to complete the development necessary to file an NDA with the FDA for BIV201 or NE3107. This will delay or require termination of research and development programs, preclinical studies and clinical trials, material characterization studies, regulatory processes, the establishment of our own laboratory or a search for third party marketing partners to market our products for us, which could have a materially adverse effect on our business.

The amount of capital we may need will depend on many factors, including the progress, timing and scope of our research and development programs; the progress, timing and scope of our preclinical studies and clinical trials; the time and cost necessary to obtain regulatory approvals; the time and cost necessary to establish our own marketing capabilities or to seek marketing partners; the time and cost necessary to respond to technological and market developments; changes made or new developments in our existing collaborative, licensing and other commercial relationships; and new collaborative, licensing and other commercial relationships that we may establish.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our fixed expenses, such as rent and other contractual commitments, will likely increase in the future, as we may enter into leases for new facilities and capital equipment and/or enter into additional licenses and collaborative agreements. Therefore, if we fail to raise substantial additional capital to fund these expenses, we could be forced to cease operations, which could cause you to lose all of your investment.

We have limited experience in drug development and may not be able to successfully develop any drugs, which would cause us to cease operations.

We have never successfully developed a new drug and brought it to market. Our management and clinical teams have experience in drug development but they may not be able to successfully develop any drugs. Our ability to achieve revenues and profitability in our business will depend on, among other things, our ability to develop products internally or to obtain rights to them from others on favorable terms; complete laboratory testing and human studies; obtain and maintain necessary intellectual property rights to our products; successfully complete regulatory review to obtain requisite governmental agency approvals; enter into arrangements with third parties to manufacture our products on our behalf; and enter into arrangements with third parties to provide sales and marketing functions. If we are unable to achieve these objectives we will be forced to cease operations and you will lose all of your investment.

Development of pharmaceutical products is a time-consuming process, subject to a number of risks, many of which are outside of our control. Consequently, if we are unsuccessful or fail to timely develop new drugs, we could be forced to discontinue our operations.

Our lead product candidate, BIV201 (continuous infusion terlipressin), has been cleared by the FDA to undergo testing in a mid-stage (Phase 2b) clinical trial for treatment of ascites. On June 24, 2021, we announced that the first patient had been enrolled in this study. If our Phase 2b study in ascites fails to generate sufficient evidence of effectiveness, or shows significant safety risks, we may not be able to continue development of the product for that proposed use. Terlipressin dosed as an intermittent IV bolus to treat HRS, may cause significant toxicity when administered this way. We believe that our continuous infusion approach to terlipressin treatment may overcome some of those safety concerns, but there can be no assurance that we will be able to demonstrate acceptable safety for BIV201 to the FDA’s satisfaction.

Our new drug product candidate NE3107, which we acquired from NeurMedix in 2021, has been cleared by FDA for use in a Phase 3, randomized, double blind, placebo controlled, parallel group, multicenter study in subjects who have mild to moderate Alzheimer’s disease. Enrollment in that trial began in August 2021, with a planned primary completion in mid-2023. Alzheimer’s disease is a complex and still poorly understood disease. In June 2021, FDA approved the drug aducanumab for treatment of Alzheimer’s despite a strong recommendation against approval from an FDA advisory committee. That FDA approval has generated significant medical and political controversy, including a Congressional investigation, announced on June 25, 2021, into the basis for FDA’s approval decision. That investigation, other potential investigations, and negative publicity of FDA’s approval decision could adversely impact the agency’s oversight of our clinical development program, how the agency may view and act upon any NDA we may file for NE3107, and the commercial viability of NE3107 if it were to be approved and marketed.

Further development and extensive testing will be required to determine the technical feasibility and commercial viability of BIV201 and NE3107. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive drugs on a timely basis. Drugs that we may develop are not likely to be commercially available, at a minimum, for several years, if ever. The proposed development schedules for our product candidates may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in government regulation, many of which will not be within our control. Any delay in the development, introduction or marketing of our product candidates could result either in such drugs being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects and other risk factors described elsewhere in this document, we may not be able to successfully complete the development or marketing of any drugs, which could cause us to cease operations.

We may fail to successfully develop and commercialize our product candidate(s) if it is found to be unsafe or ineffective in clinical trials; does not receive necessary approval from the FDA or foreign regulatory agencies; fails to conform to a changing standard of care for the disease it seeks to treat; or is less effective or more expensive than current or alternative treatment methods.

Drug development failure can occur at any stage of clinical trials and as a result of many factors, there can be no assurance that we or our collaborators will reach our anticipated clinical targets. Even if we or our collaborators complete our clinical trials, we do not know what the long-term effects of exposure to our product candidates will be. Furthermore, our product candidates may be used in combination with other treatments and there can be no assurance that such use will not lead to unique or unexpected safety issues. Failure to complete clinical trials or to prove that our product candidates are safe and effective would have a material adverse effect on our ability to generate revenue and could require us to reduce the scope of or discontinue our operations, which could cause you to lose all of your investment.

We may face business disruption and related risks if there is another surge of COVID-19 or if there is another pandemic caused by other bacteria or viruses, which could have a material adverse effect on our business plan.

Health emergencies or pandemics, whether from COVID-19 or other viruses or bacteria, may lead to regional quarantines, business shutdowns, labor shortages, disruptions to supply chains, and overall economic instability, which could materially and adversely affect the clinical trials, supply chain, financial condition and financial performance of our company. The duration and spread of a pandemic and its long-term impact on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s ability to raise funds may be materially adversely affected. In addition, such health emergencies or pandemics may create a widespread labor shortage, including a shortage of medical professionals, and may impact potential patient participation in our studies which may adversely impact our ability to continue or complete our clinical trials in the planned timeline.

We have no manufacturing experience, and the failure to comply with all applicable manufacturing regulations and requirements could have a materially adverse effect on our business.

We have never manufactured products in the highly regulated environment of pharmaceutical manufacturing, and our team has limited experience in the manufacture of drug therapies. There are numerous regulations and requirements that must be maintained to obtain licensure and permitting required prior to the commencement of manufacturing, as well as additional requirements to continue manufacturing pharmaceutical products. We currently do not own or lease facilities that could be used to manufacture any products that might be developed by us, and have contracted with an experienced Contract Manufacturing Organization (“CMO”) to perform the manufacturing of our new product candidates BIV201 and NE 3107. In addition, we do not have the resources at this time to acquire or lease suitable facilities. If we or our CMO fail to comply with regulations, to obtain the necessary licenses and knowhow or to obtain the requisite financing in order to comply with all applicable regulations and to own or lease the required facilities in order to manufacture our products, we could be forced to cease operations, which would cause you to lose all of your investment.

In addition, the FDA and other regulatory authorities require that product candidates and drug products be manufactured according to current Good Manufacturing Practices (“cGMP”). Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of BIV201 and NE3107. In addition, such failure could be the basis for action by the FDA to withdraw approval, if granted to us, and for other regulatory enforcement action, including Warning Letters, untitled letters, product seizure, injunction or other civil or criminal penalties.

BIV201 and NE3107 and any other product candidates that we develop may have to compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for us and willing to do so. If we need to find another source of drug substance or drug product manufacturing for BIV201 and NE3107, we may not be able to identify, or reach agreement with, commercial-scale manufacturers on commercially reasonably terms, or at all. If we are unable to do so, we will need to develop our own commercial-scale manufacturing capabilities, which would: impact commercialization of BIV201 and NE3107 in the U.S. and other countries where it may be approved; require a capital investment by us that could be quite costly; and increase our operating expenses.

If our existing third-party manufacturers, or the third parties that we engage in the future to manufacture a product for commercial sale or for our clinical trials, should cease to continue to do so for any reason, we likely would experience significant delays in obtaining sufficient quantities of product for us to meet commercial demand or to advance our clinical trials while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of BIV201 or any other product candidate that we develop, or the drug substances used to manufacture it, it will be more difficult for us to compete effectively, generate revenue, and further develop our products. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any Orphan Drug exclusivity to which the product otherwise would be entitled.

We do not currently have the sales and marketing personnel necessary to sell products, and the failure to hire and retain such staff could have a materially adverse effect on our business.

We are an early stage development company with limited resources. Even if we had products available for sale, which we currently do not, we have not secured sales and marketing staff at this early stage of operations to sell products. We cannot generate sales without sales or marketing staff and must rely on others to provide any sales or marketing services until such personnel are secured, if ever. If we fail to hire and retain the requisite expertise in order to market and sell our products or fail to raise sufficient capital in order to afford to pay such sales or marketing staff, then we could be forced to cease operations and you could lose all of your investment.

Even if we were to successfully develop approvable drugs, we will not be able to sell these drugs if we or our third-party manufacturers fail to comply with manufacturing regulations, which could have a materially adverse effect on our business.

If we were to successfully develop approvable drugs, before we can begin selling these drugs, we must obtain regulatory approval of our manufacturing facility and process or the manufacturing facility and process of the third party or parties with whom we may outsource our manufacturing activities. In addition, the manufacture of our products must comply with the FDA’s cGMP regulations. The cGMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities, if any in the future, and the manufacturing facilities of our third-party manufacturers will be continually subject to inspection by the FDA and other state, local and foreign regulatory authorities, before and after product approval. We cannot guarantee that we, or any potential third-party manufacturer of our products, will be able to comply with the cGMP regulations or other applicable manufacturing regulations. The failure to comply with all necessary regulations would have a materially adverse effect on our business and could force us to cease operations and you could lose all of your investment.

We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our product candidates, which could have a materially adverse effect on our business.

The R&D, manufacture and marketing of drug product candidates are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, R&D activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the product that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including approval delays or refusals to approve drug licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, warning letters, fines, criminal prosecution, recalls or seizures of products, injunctions against shipping drugs and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining FDA approval is costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include, among other things: (a) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (b) filing with the FDA of an Investigational New Drug (“IND”) application to conduct human clinical trials for drugs or biologics; (c) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (d) filing by a company and acceptance and approval by the FDA of an NDA for a drug product or a Biologics License Application (“BLA”) for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our product candidates through clinical testing and to market, which could have a materially adverse effect on our business.

The FDA, clinical investigators, Data Safety Monitoring Boards, and Institutional Review Boards review the ongoing conduct of, and emerging safety information from, clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the product candidate exposes clinical subjects to an unacceptable health risk. Investigational drugs used in clinical studies must be produced in compliance with cGMP rules pursuant to FDA regulations.

Development, approval, and sales outside the United States of products that we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources.

If we experience delays or discontinuations of our clinical trials by the FDA or comparable authorities in other countries, or if we fail to obtain registration or other approvals of our products or devices then we could be forced to cease our operations and you will lose all of your investment.

Even if we are successful in developing BIV201 and NE3107, our product candidates, we have limited experience in conducting or supervising clinical trials that must be performed to obtain data to submit in concert with applications for approval by the FDA. The regulatory process to obtain approval for drugs for commercial sale involves numerous steps. Drugs are subjected to clinical trials that allow development of case studies to examine safety, efficacy, and other issues to ensure that sale of drugs meets the requirements set forth by various governmental agencies, including the FDA. In the event that our protocols do not meet standards set forth by the FDA, or that our data is not sufficient to allow such trials to validate our drugs in the face of such examination, we might not be able to meet the requirements that allow our drugs to be approved for sale which could have a materially adverse effect on our business.

We can provide no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable.

The business plan we have developed through June 2024 for the liver disease program is to complete the Phase 2b clinical development program for our lead new product candidate BIV201 for treatment of ascites, conduct a single pivotal Phase 3 trial of BIV201 for ascites, and to pursue other key milestones such as additional patent issuances. For NE3107, we have commenced a potentially pivotal 18-month Phase 3 trial in Alzheimer’s disease, commenced a Phase 2 study of NE3017 in Parkinson’s disease. Due to our financial constraints, we do not have the resources necessary to complete all of these clinical studies. Subject to FDA guidance, we plan to commence additional Phase 2 and potentially Phase 3 clinical trials upon receipt of a successful capital raise. There is no guarantee the FDA will approve the commencement of a Phase 3 trial for BIV201, and even if it does, our financial constraints may prevent us from undertaking clinical trials.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our product candidates. We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations, in which event you could lose all of your investment.

We may be unable to obtain or protect intellectual property rights relating to our product candidates, and we may be liable for infringing upon the intellectual property rights of others, which could have a materially adverse effect on our business.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies. We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents with respect to the technology owned by us or licensed to us. Further, we cannot predict how long it will take for such patents to issue, if at all. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented.

BioVie has also filed a PCT (“Patent Cooperation Treaty”) application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269 published as WO2020/237170) and we are seeking patent protection in the United States, Europe, China, Japan and eight other jurisdictions. As of August 22, 2022, we have fifteen (15) issued U.S. patents, one (1) pending U.S. patent application, one (1) pending PCT application and six (6) issued foreign patents directed to protecting NE3107 and related compounds and methods of making and using thereof. However, there can be no assurance that our pending patent applications will result in issued patents, or that any issued patent claims from pending or future patent applications will be sufficiently broad to protect BIV201, NE3107, or any other product candidates or to provide us with competitive advantages.

Any patents we do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (the “USPTO”). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the Patent Office. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the United States Patent and Trademark Office (and foreign countries) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

Further, we rely on a combination of trade secrets, know-how, technology and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

We do not believe that either BIV201 or NE3107, the product candidates we are currently developing, infringe upon the rights of any third parties nor are they infringed upon by third parties. However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Moreover, the cost to us of any litigation or other proceeding relating to our patents and other intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. We may not have sufficient resources to bring any such action to a successful conclusion. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations and you could lose all of your investment.

We depend upon our management and their loss or unavailability could put us at a competitive disadvantage which could have a material adverse effect on our business.

We currently depend upon the efforts and abilities of our executive management team of Cuong Do, our Chief Executive Officer and President; Wendy Kim, our Chief Financial Officer; Dr. Joseph Palumbo, our Chief Medical Officer; Penelope Markham, our Executive Vice President - Cirrhosis R&D; Chris Reading, our Executive Vice President of Neuroscience R&D, and Mr. Clarence Ahlem, our Executive Vice President Product Development who all serve the Company full time. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations which may cause you to lose all of your investment. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance.

We may not be able to attract and retain highly skilled personnel, which could have a materially adverse effect on our business.

Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other pharmaceutical companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than us. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and results of operations will be materially and adversely affected.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to curtail or cease operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition based primarily on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain government approval for testing, manufacturing and marketing.

We compete with biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

Although there are not currently any therapies approved by the FDA specifically for the treatment of ascites due to liver cirrhosis, we still face significant competitive and market risk. Other companies, such as Mallinckrodt Inc., are developing therapies for severe complications of advanced liver cirrhosis, which may in the future be developed for the treatment of ascites, and these therapies could compete indirectly or directly with our product candidate. Similarly, other companies, such as Biogen and Eli Lilly, are developing treatments for Alzheimer’s disease and Parkinson’s disease, which could compete indirectly or directly with our product candidate. There may be other competitive development programs of which we are unaware. Even if our product candidates are ultimately approved by the FDA, there is no guarantee that once it is on the market doctors will adopt them in favor of current ascites treatment procedures such as diuretics and paracentesis with respect to BIV201 and Alzheimer’s disease and Parkinson’s disease with respect to NE3107. These competitive and market risks could have a material adverse effect on our business, prospects, financial condition and results of operations which may cause you to lose all of your investment.

Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of the market introduction of some of our potential product candidate or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop drugs, complete pre-clinical testing, clinical trials, approval processes and supply commercial quantities to market are important competitive factors. We expect that competition among drugs approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent protection.

The successful development of biopharmaceuticals is highly uncertain. A variety of factors including, pre-clinical study results or regulatory approvals, could cause us to abandon the development of our product candidates.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control.

Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons. Pre-clinical study results may show the product candidate to be less effective than desired (e.g., the study failed to meet its primary endpoints) or to have harmful or problematic side effects. Product candidates may fail to receive the necessary regulatory approvals or may be delayed in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or an IND and later NDA, preparation, discussions with the FDA, an FDA request for additional pre-clinical or clinical data or unexpected safety or manufacturing issues; manufacturing costs, pricing or reimbursement issues, or other factors that make the product not economical. Proprietary rights of others and their competing products and technologies may also prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next, and may be difficult to predict. There can be no assurance that any of our products will develop successfully, and the failure to develop our products will have a materially adverse effect on our business and will cause you to lose all of your investment.

There may be conflicts of interest among our officers, directors and stockholders.

Certain of our executive officers and directors and their affiliates are engaged in other activities and have interests in other entities on their own behalf or on behalf of other persons. Neither we nor any of our stockholders will have any rights in these ventures or their income or profits. In particular, our executive officers or directors or their affiliates may have an economic interest in or other business relationship with partner companies that invest in us or are engaged in competing drug development. Our executive officers or directors may have conflicting fiduciary duties to us and third parties. The terms of transactions with third parties may not be subject to arm’s length negotiations and therefore may be on terms less favorable to us than those that could be procured through arm’s length negotiations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have concluded that our disclosure controls and procedures internal controls, as well as internal controls over financial reporting, are effective. Failure to implement changes to our internal controls or any others that we identify as necessary to establish an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

Risks Relating To Our Common Stock

You may experience future dilution as a result of future equity offerings or if we issue shares subject to options, warrants, stock awards or other arrangements.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock, including under the Controlled Equity Offering Sales Agreement (the “Sales Agreement”), dated as of August 31, 2022, by and among the Company, Cantor Fitzgerald & Co. and B. Riley Securities, Inc. (collectively, the “Agents”), pursuant to which the Company may issue and sell from time to time shares of common stock through the Agents. We may sell shares or other securities in any other offering at a price per share that is less than the current market price of our securities, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The sale of additional shares of common stock or other securities convertible into or exchangeable for our common stock would dilute all of our stockholders, and if such sales of convertible securities into or exchangeable into our common stock occur at a deemed issuance price that is lower than the current exercise price of our outstanding warrants sold to Acuitas Group Holdings, LLC (“Acuitas”) in August 2022, the exercise price for those warrants would adjust downward to the deemed issuance price pursuant to price adjustment protection contained within those warrants.

In addition, as of November 3, 2022, there were warrants outstanding to purchase an aggregate of 7,778,285 shares of common stock at exercise prices ranging from $1.82 to $12.50 per share and 3,345,530 shares issuable upon exercise of outstanding options at exercise prices ranging from $1.69 to $42.09 per share. Our Loan Agreement entered into on November 30, 2021 contains a conversion feature whereby at the option of lender, up to $5 million of the outstanding loan amount maybe converted to shares of common stock at a conversion price of $6.98 per share. We may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of our common stock will be diluted.

Moreover, we are obligated to issue shares of common stock upon achievement of certain clinical, regulatory and commercial milestones with respect to certain of our drug candidates (i.e., NE3107, NE3291, NE3413, and NE3789) pursuant to the asset purchase agreement, dated April 27, 2021, by and among the Company, NeurMedix, Inc. and Acuitas, as amended on May 9, 2021 (the “Asset Purchase Agreement”). The achievement of these milestones could result in the issuance of up to 18 million shares of our common stock, further diluting the interest of holders of our common stock.

Certain stockholders who are also officers and directors of the Company may have significant control over our management.

As of November 3, 2022, our directors and executive officers currently own an aggregate              shares of our common stock, which currently constitutes 76.7% of our issued and outstanding common stock. As a result, directors and executive officers may have a significant influence on our affairs and management, as well as on all matters requiring member approval, including electing and removing members of our board of directors, causing us to engage in transactions with affiliated entities, causing or restricting our sale or merger, and certain other matters. Our Chairman, Mr. Terren Peizer, may be deemed to beneficially own the shares held by Acuitas. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of us even when such a change of control would be in the best interests of our stockholders.

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the Nasdaq Capital Market. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

We may, in the future, issue additional common stock, which would reduce investors’ percent of ownership and may dilute our share value.

As of November 3, 2022 our Articles of Incorporation, as amended, authorize the issuance of 800,000,000 shares of common stock, and we had 30,532,830 shares of common stock outstanding. Accordingly, we may issue up to an additional 769,467,170 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

The market price and trading volume of our common stock may be volatile.

The market price and trading volume of our common stock has been volatile. We expect that the market price of our common stock will continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.

Our officers have limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

We are considered a smaller reporting company and is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	Had a public float of less than $250 million as of the last business day of its most recently completed fiscal quarter, computed by multiplying the aggregate number of worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principle market for the common equity; or

●	In the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	In the case of an issuer who had annual revenue of less than $100 million during the most recently completed fiscal year for which audit financial statements are available, had a public float as calculated under paragraph (1) or (2) of this definition that was either zero or less than $700 million.

As a “smaller reporting company” we are not required and may not include a Compensation Discussion and Analysis (“CD&A”) section in our proxy statements; we provide only 3 years of business development information; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

We are subject to the periodic reporting requirements of the Exchange Act, which require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Risks Related to This Offering

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering for general corporate purposes, as further described in the section of this prospectus entitled “Use of Proceeds”. We will have broad discretion in the application of the net proceeds in the category of general corporate purposes and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as the timing and progress of our product development and commercialization efforts, our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate.

The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our stockholders.

You will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. After giving effect to the sale of our common stock in the offering amount of $       million at an assumed offering price of $       per share of common stock, after deducting estimated offering commissions and expenses payable by us, you will experience immediate dilution of $       per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price per share. The foregoing dilution figures assume no exercise of the option by the underwriters. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report on Form 10-Q for the fiscal year ended June 30, 2022 (the “2022 Form 10-K”) entitled “Business,” and in the 2022 Form 10-K and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

-	our limited operating history and experience in developing and manufacturing drugs;

-	none of our products are approved for commercial sale;

-	our substantial capital needs;

-	product development risks;

-	our lack of sales and marketing personnel;

-	regulatory, competitive and contractual risks;

-	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;

-	risks related to our intellectual property rights;

-	the volatility of the market price and trading volume in our common stock;

-	the absence of liquidity in our common stock;

-	the risk of substantial dilution from future issuances of our equity securities; and

-	the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Use of Proceeds

We estimate that the net proceeds from our issuance and sale of our common stock in this offering will be approximately $            million, or approximately $            million if the underwriters exercises their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $             per share, the last reported sale price of our common stock on The Nasdaq Capital Market on                 , 2022.

We intend to use the net proceeds of this offering primarily for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses. The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our research and development, market conditions, and our ability to qualify vendors. In addition, we may use a portion of any net proceeds to acquire complementary compounds; however, we do not have plans for any acquisitions at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering or the amounts we will spend on the uses set forth above. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and U.S. government securities.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition, covenants in future debt agreements and other relevant facts our board of directors deems relevant. The terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to our stockholders under some circumstances. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Capitalization

The following table sets forth our cash and capitalization as of September 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale of securities in this offering, assuming a public offering price of $ per share, the last reported sale price of our common stock on The Nasdaq Capital Market on , 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our 2022 Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, which are incorporated by reference in this prospectus. The information below has also been provided on an as adjusted basis to give further effect to this current offering.

	As of September 30, 2022
	Actual	As Adjusted
Cash	$21,230,918	$
Long-term debt (inclusive of current portion)
Stockholders’ equity	3,015
Common stock, $0.0001 par value per share, 800,000,000 shares authorized; 30,165,319 and shares issued and outstanding actual and as adjusted, respectively
Additional paid in capital	267,343,509
Accumulated deficit	(261,385,601)
Total stockholders’ equity	$5,960,923	$

Dilution

If you purchase securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price of $         per share and the as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering.

The net tangible book value of our common stock as of September 30, 2022 was $4.6 million, or $0.16 per share. The net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of         shares of common stock in this offering at an assumed public offering price of $         per share, the last reported sale price of our common stock on The Nasdaq Capital Market on                  , 2022, and after deducting underwriters’ commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2022 would have been $        million, or $        per share. This represents an immediate increase in net tangible book value of $        per share to existing stockholders and an immediate dilution in net tangible book value of $         per share to purchasers of securities in this offering, as illustrated in the following table:

Assumed public offering price per share		$
Net tangible book value per share as of September 30, 2022	$
Increase in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share as of September 30, 2022, after giving effect to the offering	$
Dilution per share to new investors in the offering		$

If the underwriters exercise their option in full to purchase          additional shares of common stock in this offering at the assumed offering price of $         per share, the as adjusted net tangible book value per share after this offering would be $         per share, the increase in the as adjusted net tangible book value per share to existing stockholders would be $         per share and the dilution to new investors purchasing securities in this offering would be $        per share.

The number of shares of common stock to be outstanding after this offering is based on 30,165,319 shares of common stock outstanding as of September 30, 2022, which does not include:

●	3,348,330 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2022, at a weighted average exercise price of $7.40 per share; and

●	7,779,194 shares of common stock issuable upon the exercise of outstanding and exercisable warrants as of September 30, 2022, at a weighted average exercise price of $2.07 per share.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

BUSINESS

BioVie Inc. is a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions.

In liver disease, our Orphan Drug candidate BIV201 (continuous infusion terlipressin) is being developed as a future treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by NASH, hepatitis, and alcoholism. The initial target for BIV201 therapy is refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The US Food and Drug Administration (FDA) has not approved any drug to treat refractory ascites. A Phase 2a clinical trial of BIV201 was completed in 2019, and a multi-center, randomized 30-patient Phase 2b trial is currently underway. Top-line results from this trial are expected in mid calendar year 2023.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, the Company acquired LAT Pharma LLC and the rights to its BIV201 development program. The Company currently owns all development and marketing rights to its drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between our predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

In neurodegenerative disease, BioVie acquired the biopharmaceutical assets of NeurMedix, Inc., a related party privately held clinical-stage pharmaceutical company and related party affiliate, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling that, based on animal studies, is believed to reduce neuroinflammation. NE3107 is a novel orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s and Parkinson’s disease, and NE3107 could, if approved, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer’s disease (NCT04669028). We initiated this trial on August 5, 2021 and are targeting primary completion in mid calendar year 2023.

On January 20, 2022, the Company initiated a study by treating the first patient, in its Phase 2 study assessing NE3107’s safety and tolerability and potential pro-motoric impact in Parkinson’s disease patients. The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson’s disease (PD). Participants will be treated with carbidopa/levodopa and NE3107 or placebo. Forty patients with a defined PD medication “off state” will be randomized 1:1 placebo to active NE3107 20 mg twice daily for 28 days. Safety assessments will look at standard measures of patient health and potential for drug-drug interactions affecting L-dopa pharmacokinetics and activity. Exploratory efficacy assessments will use the Motor Disease Society Unified Parkinson’s Disease Rating (MDS-UPDRS) parts 1-3, ON/OFF Diary, and Non-Motor Symptom Scale. Topline results are expected for the NM201 study by the end of the calendar year 2022.

Investigator-Initiated Trial in MCI and Mild Alzheimer’s Disease, NCT05227820

The Company provided the financial support and the use of our NE3107 formulated drug product to The Regenesis Project of Dr Sheldon Jordan in an open-label phase 2 study in Dr. Sheldon’s patients with Alzheimer’s disease related dementias. The study received FDA authorization to proceed on December 12, 2021 and was designed to measure NE3107’s effect on cognition, cerebral spinal fluid (“CSF”) and blood biomarkers, and neuro-imagining endpoints. The study seeks to measure changes in cognition through verbal and visual test procedures and changes in biomarkers of Alzheimer’s disease and inflammatory and metabolic parameters that can be measured in the central nervous system with advanced neuroimaging techniques in patients before and after treatment with 20 mg of NE3107 twice daily for 3 months following three months of treatment. Data analysis for the study is expected to be in completed in second half of the calendar year 2022.

Inflammation-driven insulin resistance is believed to be implicated in a broad range of serious diseases, including multiple myeloma and prostate cancer, and we plan to begin exploring these opportunities in the coming months using NE3107 or related compounds acquired in the NeurMedix asset purchase. NE3107 is patented in the United States, Australia, Canada, Europe and South Korea.

Liver Cirrhosis Program

BioVie’s orphan drug candidate BIV201 (continuous infusion terlipressin) represents a novel approach to the treatment of ascites due to chronic liver cirrhosis. BIV201 is based on a drug that is approved in about 40 countries to treat related complications of liver cirrhosis (part of the same disease pathway as ascites), but not yet available in the United States. The active agent in BIV201, terlipressin, is a potent vasoconstrictor and is marketed in multiple foreign countries. The goal of BIV201 therapy is to interrupt the ascites disease pathway, thereby halting the cycle of accelerated fluid generation in ascites patients.

In 2017, we began administering BIV201 to patients at the McGuire Research Institute Inc. in Richmond, VA. In April 2019, we announced top-line results for our Phase 2a clinical trial of BIV201 (continuous infusion terlipressin) in six patients with refractory ascites due to advanced liver cirrhosis. The following results were observed:

●	Continuous infusion of terlipressin via portable infusion pump was maintained for 28 days in three patients with refractory ascites, and all patients remained hemodynamically stable during treatment.

●	The steady state plasma concentration data characterized terlipressin pharmacokinetics (PK) within the predicted PK model concentrations.

●	Four of the six patients treated with BIV201 experienced an increase in the number of days between paracenteses ranging from 71% to 414% compared to prior to initiating therapy.

In June 2019, we met with representatives of the FDA for a Type C Guidance Meeting to plan our next clinical study in ascites. We discussed our clinical development program with the FDA and proposed safety and efficacy endpoints required for future marketing approval. In September 2019, the FDA granted our Type B meeting request and committed to providing feedback in early 2020 for our proposed clinical trial design. In April 2020, we received the FDA’s written response to our Type B meeting questions which required changes to our clinical trial design. Subsequently we received further guidance from the FDA. Based on this guidance, the Company finalized the clinical trial protocol and prepared for a randomized 30-patient Phase 2b study. The IND for this study was submitted and has become effective. The Phase 2b study was initiated in June 2021. We plan to follow this study with a larger potentially pivotal Phase 3 clinical trial expected to begin in 2023. The FDA communicated that pending positive Phase 2 study results, a sufficiently large and well-controlled Phase 3 trial, with supportive trend data from the Phase 2b, could potentially yield the clinical data needed to apply for BIV201 marketing approval. The Phase 2b clinical trial protocol is summarized on www.clinicaltrials.gov, trial identifier NCT04112199.

We have invented a proprietary novel liquid formulation of terlipressin which is currently being studied in the above clinical studies intended to improve convenience for outpatient administration and avoid potential formulation errors when pharmacists reconstitute the powder version. In May 2020, we received CMC division clearance to use the new BIV201 prefilled terlipressin syringe in the current Phase 2b trial subject to conducting certain additional standard analytical testing which has been successfully completed. To date analytical testing results have confirmed room temperature stability of the prefilled syringe in storage for 18 months, with the potential for up two years stability. Room temperature storage presents a key product differentiation versus terlipressin products in countries where the drug is approved. To the best of the Company’s knowledge, all other terlipressin products sold globally must be stored under refrigeration and there is no prefilled syringe format of terlipressin available for treating patients in these countries. BioVie has also filed a Patent Cooperation Treaty (“PCT”) application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and we are seeking patent protection in the United States, Europe, China, Japan and eight other jurisdictions.

BIV201 (continuous infusion terlipressin) has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, NASH, and alcoholism. The FDA has granted Fast-Track status and Orphan Drug designation for the most common of these complications, ascites, which represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. Those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting 8 days incurring over $86,000 in medical costs (HCUP Nationwide Readmissions Database 2016). This translates into a total addressable ascites market size for BIV201 therapy exceeding $650 million based on Company estimates. The FDA has never approved any drug specifically for treating ascites. For patients with refractory ascites the mean one-year survival rate is only 50% (Bureau et al. 2017). BIV201 has also received Orphan Drug designation for HRS. We are currently evaluating the continued development of BIV201 for HRS. Patients with refractory ascites often progress to HRS which is the onset of kidney failure and requires emergency hospitalization. About one-half of these patients typically succumb within only 2 to 4 weeks.

The BIV201 development program began at LAT Pharma LLC. On April 11, 2016, we acquired LAT Pharma LLC and the rights to its BIV201 development program and currently own all development and marketing rights to the product candidate. We and PharmaIN, LAT Pharma’s former partner focused on the development of new modified product candidates in the same therapeutic field but not including BIV201, have agreed to pay royalties equal to less than 1% of future net sales of each company’s ascites drug development programs, or if such program is licensed to a third party, less than 5% of each company’s net license revenues. On December 24, 2018, we returned our partial ownership rights to the PharmaIN modified terlipressin development program and simultaneously paid the remaining balance due on a related debt. PharmaIN’s rights to our program remain unchanged. Our U.S. patent for the use of BIV201 as a monotherapy for the treatment of patients diagnosed with ascites due to liver cirrhosis in the outpatient setting using ambulatory pump infusion, issued on June 21, 2022 (U.S. 11,364,277). A U.S. continuation application is pending along with corresponding patent applications in Japan, Europe, China and Hong Kong.

About Ascites and Liver Cirrhosis

Cirrhosis is a leading cause of death in the US. The condition results primarily from hepatitis, alcoholism, and fatty liver disease linked to obesity. Ascites is a common complication of advanced liver cirrhosis, involving kidney dysfunction and the accumulation of large amounts of fluid in the abdominal cavity.

The Need for an Ascites Therapy

With no medications approved by the FDA specifically for treating ascites, an estimated 40% of patients die within two years of diagnosis. Certain drugs approved for other uses such as diuretics may provide initial relief, but patients may fail to respond to treatment as ascites worsens. This represents a critical unmet medical need. U.S. treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $5 billion annually.

The Ascites Development Pathway

Most experts agree that ascites develops through a sequence of events illustrated by the above diagram. High blood pressure in the vein that supplies blood to the liver, called “portal hypertension,” occurs as increasing liver damage (fibrosis) impedes blood flow through the liver. This causes vasodilation and blood pooling in the central or “splanchnic” region of the body and low blood volume in the arteries. The decrease in effective blood volume activates a signaling pathway (“neurohormonal systems”) which tells the kidneys to retain large amounts of salt and water in an effort to increase blood volume. Ultimately the retention of excess sodium and water leads to the formation of ascites as these substances “weep” from the liver and lymph system and collect in the patient’s abdomen.

The BIV201 Mechanism of Action

BIV201 is being developed with the goal of alleviating the portal hypertension and correcting splanchnic vasodilation, thereby increasing effective blood volume and reducing the signals to the kidneys to retain excess salt and water. If successful, BIV201 could halt the cycle of accelerating fluid generation in ascites patients and reduce the need for the frequent and painful paracentesis procedures many of these patients currently require.

Future Possible BIV201 Indications

Based on international investigative studies of the active agent in BIV201, terlipressin, our new drug candidate has potential future applications in other life-threatening conditions due to liver cirrhosis, such as those listed below. Securing marketing approvals for any of these new uses will require well-controlled clinical trials to satisfy the FDA and/or other countries’ regulatory requirements, none of which have commenced at this time. The Company may be unable to, or chose not to, pursue the development BIV201 for these indications.

●	Bleeding Esophageal Varices (BEV): The bursting of blood vessels lining the esophagus due to high blood pressure (“portal hypertension”) in the vein which supplies blood to the liver resulting as a result of advanced liver cirrhosis. This situation requires emergency treatment to avoid blood loss and death.

Neurodegenerative Disease Program

BioVie acquired the biopharmaceutical assets of NeurMedix, Inc., a privately held clinical-stage pharmaceutical company and related party affiliate, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling that, based on animal studies, is believed to reduce neuroinflammation. NE3107 is a novel orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s and Parkinson’s diseases, and NE3107 could, if approved, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer’s disease (NCT04669028). We initiated this trial on August 5, 2021 and are targeting primary completion in mid calendar year of 2023.

Alzheimer’s Disease

Alzheimer’s disease (AD), which affects an estimated 6 million Americans, is a neuroinflammatory and neurodegenerative condition characterized by progressive deterioration of cognitive function and loss of short-term memory and executive function. Cognitive tests quantifying AD severity have been exhaustively developed. Formal diagnosis of AD has historically been dependent on the presence of extraneuronal amyloid beta (Aβ) plaques, which can only be observed at autopsy or with the aid of sophisticated radioimaging techniques. However, diagnostic methods have recently been approved that quantify Aβ in peripheral blood and correlate well with imaging results. Aβ plaques can also be found in people without apparent AD symptoms, which has cast doubt about the role of Aβ as the central mediator of disease pathology.

Scientific investigations in the past twenty years have provided strong evidence that inflammation, type 2 diabetes (T2D), and inflammation-driven insulin resistance (IR) are drivers of AD. The link between these factors and cognitive impairment are described by relatively new terms, type 3 diabetes and metabolic-cognitive syndrome.

A large body of evidence supports inflammation as a primary driver of pathology in AD. The major inflammation signaling node, NFkB, and the cytokine tumor necrosis factor (TNF) are important initiators of inflammatory signaling in AD pathology. NE3107 is believed to inhibit extracellular signal regulated kinase (ERK)/NFkB activation and TNF production stimulated by inflammatory mediators, such as lipopolysaccharide. Inhibition of NFkB activation and TNF production from this type of stimulation has broad potential implications for reduction of pathological peripheral and central nervous system (CNS) inflammatory signaling in AD, which include reduction of inflammation-driven insulin resistance, decreased inflammatory cell infiltration into the CNS, and decreased microglia activation. Reduction of systemic inflammation and inflammation driven insulin resistance are also predicted to have beneficial effects on hypothalamus-pituitary-adrenal (HPA) axis dysregulation and hippocampal dysregulation of cortisol secretion that are consequences of adipose inflammation and insulin resistance, and known to promote cognitive impairment, and are also forward-feeding for insulin resistance.

Inflammation, insulin resistance, and associated metabolic dysregulation in the brain contribute to Aβ oligomerization and aggregation, phospho-tau formation, reduced neuron survival stimulus, and a forward-feeding cycle of neuronal energy deficit and oxidative stress, causing neuronal dysfunction (cognitive impairment) and neurodegeneration. NE3107’s combination of anti-inflammatory and insulin sensitizing activity has the potential to disrupt this forward-feeding cycle of AD pathology.

Insulin has a major role in metabolic regulation and neuron survival, while insulin resistance and T2D are closely linked to AD pathology. Insulin signaling is involved in synaptic plasticity, learning, and memory. Exogenous insulin enhances cognition in normal and cognitively impaired subjects. Insulin resistance is linked to cognitive impairment.

The multifactorial influence of insulin signaling on neuron survival and cognition suggests that correction of insulin signaling deficits with NE3107 in the target population may provide significant benefits on both cognition and disease progression. Additional rationale for targeting metabolic dysregulation with NE3107 has come from recent work showing peripheral insulin resistance promotes insulin resistance and senescence in the CNS.

There is also an extensive literature on the complex role of adipose tissue inflammation in systemic inflammation, insulin resistance, hypothalamus-pituitary-adrenal axis (HPA) dysregulation and chronic cortisol excess in cognitive impairment in AD. Obesity and inflammation are closely linked in expanding adipose tissue, where the production of inflammatory cytokines and increased cortisol are driven though up-regulation of 11β-hydroxysteroid dehydrogenase type 1 and adipocyte mineralocorticoid receptor activation. Inflamed adipose tissue interacts with the HPA axis and hippocampus to increase systemic cortisol, and promote hippocampal inflammation through chronically elevated cortisol, which freely penetrates the blood-brain barrier. Hyperglycemia (secondary to insulin resistance) exacerbates adrenal cortisol production and promotes forward feeding of inflammation and HPA-hippocampal dysregulation.

Systemic inflammation from inflamed adipose and associated mononuclear cells, promotes CNS inflammation with associated cognitive decline and neurodegeneration. NE3107’s anti-inflammatory activity against systemic/adipose inflammation and factors that dysregulate cortisol secretion, such as hyperglycemia, has the potential to decrease cognitive impairment and neurodegenerative mechanisms that have been linked to cortisol excess.

Parkinson’s Disease

The Company initiated a study by treating the first patient, in its Phase 2 study assessing NE3107’s safety and tolerability and potential pro-motoric impact in Parkinson’s disease patients on January 20, 2022. The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson’s disease (PD). Participants will be treated with carbidopa/levodopa and NE3107 or placebo. Forty patients with a defined PD medication “off state” will be randomized 1:1 placebo to active NE3107 20 mg twice daily for 28 days. Safety assessments will look at standard measures of patient health and potential for drug-drug interactions affecting L-dopa pharmacokinetics and activity. Exploratory efficacy assessments will use the Motor Disease Society Unified Parkinson’s disease Rating (MDS-UPDRS) parts 1-3, ON/OFF Diary, and Non-Motor Symptom Scale.

Neuroinflammation and activation of brain microglia, leading to increased proinflammatory cytokines (particularly TNF) which play a pivotal role in Parkinson’s disease (PD), which affects an estimated 1 million Americans. Daily administration of levodopa (converted to dopamine in the brain) is the current standard of care treatment for this movement disorder, but prolonged daily administration leads to side effects of uncontrolled movements called levodopa-induced dyskinesia, commonly referred to as LID. Recent evidence demonstrates that daily administration of levodopa further increases neuroinflammation, microglia activation, and TNF inflammatory damage in neurons.

We have shown in a mouse model that PD NE3107 decreases inflammation and TNF in the brain and increases neuron survival (Nicoletti, 2012 Parkinson’s disease 969418). In this neurotoxin induced model, NE3107 decreased clinical signs of disease and neuronal death compared to placebo treated mice.

An unpublished study in a neurotoxin induced marmoset model of Parkinson’s disease reported that administration of NE3107 decreased movement abnormalities that are the clinical signs of the disease. In the same study, NE3107 in combination with levodopa had a stronger effect on clinical signs of disease than levodopa or NE3107 alone, while marmosets treated with NE3107 developed less LID. NE3107-treated monkeys also exhibited neuroprotective activity that promoted the survival of twice as many neurons in the substantia nigra (primary region of the brain that degenerates to cause parkinsonism) as monkeys treated with placebo. The results from the marmoset study suggest that NE3107 may decrease clinical signs of disease in humans (improve motor function), which if true could enable a straightforward clinical development strategy to test NE3107 in PD patients needing promotoric therapy.

If approved as a promotoric agent, NE3107 would provide a non-dopaminergic alternative to Parkinson’s patients, and an opportunity to significantly delay the need to start levodopa therapy. This could represent a first step toward supplanting levodopa as the primary PD therapy, and in addition to delaying the emergence of LID, could also imply a slowing of disease progression, the most important and still unmet objective of PD drug development.

Intellectual Property

BioVie relies on a combination of patent, trade secret, other intellectual property laws (such as FDA data exclusivity), nondisclosure agreements, and other measures to protect our proposed products. We require our employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to us all inventions conceived during the workday, using our property, or which relate to our business. Despite any measures taken to protect our intellectual property (IP), unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

BIV201 was awarded Orphan Drug Designations in the U.S. for the treatment of HRS (received November 21, 2018) and treatment of ascites due to all etiologies except cancer (received September 8, 2016). We also filed a PCT application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and are seeking patent protection in the United States, Europe, China, Japan and eight other jurisdictions. Also, we own U.S. Patent 11,364,277, which is directed to a method of treating ascites with BIV201, and we are pursuing similar patent coverage in Japan, Europe, and China.

As of August 22, 2022, we have fifteen (15) issued U.S. patents, one (1) pending U.S. patent application, one (1) pending PCT application and six (6) issued foreign patents directed to protecting NE3107 and related compounds and methods of making and using thereof. The U.S. patents and pending patent applications and their projected expiration dates are provided below.

Title	Patent Application Number	Patent Number	Projected Expiration Date
Steroids Having 7-Oxygen and 17-Heteroaryl Substitution	13/095,528 14/027,825 14/027,842	8,569,275 9,102,702 9,115,168	2/14/2024 3/28/2024 3/28/2024
Unsaturated Steroid Compounds	13/030,326	8,586,770	6/2/2026
Solid State Forms of a Pharmaceutical	12/418,559	8,252,947*	4/18/2030
Crystalline Anhydrate Forms of a Pharmaceutical	14/459,528 15/348,107 16/598,694 17/240,728	9,555,046 9,850,271 10,995,112 pending	4/3/2029 4/3/2029 4/3/2029 -
Pharmaceutical Solid State Forms	12/370,510	8,518,922	9/24/2031
Methods of Preparing Pharmaceutical Solid State Forms	13/919,593	9,314,471	6/28/2029
Steroid Tetrol Solid State Forms	12/272,767	8,486,926	1/10/2030
Drug Identification and Treatment Method	11/941,936	8,354,396	7/7/2031
Method For Preparing Substituted 3,7-Dihydroxy Steroids	13/664,304 14/886,738	9,163,059** 9,994,608	6/5/2029 6/5/2029
Treatment Methods Using Pharmaceutical Solid State Forms	14/459,493	9,877,972	4/3/2029
Compositions for Treatment of Neurodegenerative Conditions	PCT/US2022/027294	pending	-

*	Foreign counterparts issued in Australia, Canada, Europe and South Korea are projected to expire 4/3/2029.
**	Foreign counterparts issued in Europe and Japan are projected to expire 6/5/2029.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any pharmaceutical candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

United States Drug Development Process

In the United States, the FDA regulates drugs under the FDCA and implements regulations. Drugs are also subject to other federal, state and local statutes and regulations. Biologics are subject to regulation by the FDA under the FDCA, the Public Health Service Act, or the PHSA, and related regulations, and other federal, state and local statutes and regulations. Biological products include, among other things, viruses, therapeutic serums, vaccines and most protein products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug or biologic for its intended use;

●	Submission to the FDA of an NDA for a new drug product, or a BLA for a new biological product;

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;

●	Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA or BLA; and

●	FDA review and approval of the NDA or BLA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted.

Clinical trials involve the administration of the drug or biological candidate to healthy volunteers or patients having the disease being studied under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until it is completed.

Human clinical trials prior to approval are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The drug or biologic is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients having the specific disease.

●	Phase 2. The drug or biologic is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule for patients having the specific disease.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials, which usually involve more subjects than earlier trials, are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, at least two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA or BLA.

Post-approval studies, or Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and may be required by the FDA as part of the approval process.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA by the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug or biological candidate and, among other things, must include methods for testing the identity, strength, quality and purity of the final drug or biologic. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug or biological candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug or biologic, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs and BLAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA or BLA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA.

After the NDA or BLA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, purity and potency. In addition to its own review, the FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug or biologic. If the FDA concludes that a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required.

Before approving an NDA or BLA, the FDA will inspect the facilities at which the product is to be manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA or BLA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA will issue a “complete response” letter if the agency decides not to approve the NDA or BLA. The complete response letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA or BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has Orphan Drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the Orphan product has exclusivity or obtain approval for the same product but for a different indication for which the Orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug or biological candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan Drug status in the European Union has similar but not identical benefits in the European Union.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drug and biological products that meet certain criteria. Specifically, new drug and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

Any product submitted to the FDA for marketing approval, including those submitted to a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared with marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA generally requires that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies to establish safety and efficacy for the approved indication. Failure to conduct such studies or conducting such studies that do not establish the required safety and efficacy may result in revocation of the original approval. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch or subsequent marketing of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any drug or biological products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or as required more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs and biologics for uses or in patient populations that are not described in the drug’s or biologic’s approved labeling (known as “off-label use”), rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs and biologics for off-label uses, manufacturers may not market or promote such off-label uses.

We will need to rely, on third parties for the production of our product candidates. Manufacturers of our product candidates are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of comprehensive records and documentation. Drug and biologic manufacturers and other entities involved in the manufacture and distribution of approved drugs and biologics are also required to register their establishments and list any products made there with the FDA and comply with related requirements in certain states, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including suspension of a product until the FDA is assured that quality standards can be met, continuing oversight of manufacturing by the FDA under a “consent decree,” which frequently includes the imposition of costs and continuing inspections over a period of many years, and possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

Employees

Our business is managed by our officers who consist of Mr. Cuong Do, Chief Executive Officer and President; Dr. Joseph M. Palumbo, Chief Medical Officer, who joined the Company on November 1, 2021; and Wendy Kim, our Chief Financial Officer and Corporate Secretary; along with Penelope Markham, PhD, Executive Vice President - Liver Cirrhosis R&D; Chris Reading, PhD, Executive Vice President - Neuroscience R&D; and Clarence Ahlem, Executive Vice President - Neuroscience Product Development. These individuals devote their full-time efforts to the Company activities. The Company has 13 employees which are all full time. We also rely on a team of highly experienced scientific, medical, and regulatory consultants to conduct our product development activities.

Management

Directors and Officers

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees, as of the date of this prospectus.

Name	Age	Director Since	Position
Cuong Do	56	2016	CEO & President and Director
Terren Peizer	63	2018	Chairman
Joanne Wendy Kim	67	--	Chief Financial Officer
Joseph M. Palumbo, MD	62	--	Chief Medical Officer
Penelope Markham, PhD	56	--	EVP - Liver Cirrhosis R&D
Chris Readings, PhD	75	--	EVP - Neuroscience R&D
Clarence Ahlem	67	--	EVP - Neuroscience Product Development
Jim Lang	57	2016	Director
Michael Sherman	63	2017	Director
Richard J. Berman	80	2019	Director
Steve Gorlin	85	2020	Director
Robert Hariri, MD, PhD	63	2020	Director
Sigmund Rogich	78	2020	Director

According to our bylaws, the directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the board of directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. The Bylaws shall not be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

There are no familial relationships among any of our directors or officers. Mr. Terren Peizer, Chairman of our board of directors, is also the founder of Ontrak (formerly known as Catasys, Inc.), a U.S. reporting company listed on the Nasdaq on whose board Mr. Sherman also serves. Additionally, Jim Lang currently serves as a director at OptimizeRX, a U.S. reporting company listed on the Nasdaq. None of our other directors or officers is or has been a director or has held any form of directorship in any other U.S. reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party that are adverse to the Company. We are also not aware of any material interest of any of our officers or directors that is adverse to our own interests.

Biographical Information

Mr. Cuong Do, has served on the Company’s board of directors since 2016 and effective April 27, 2021 was appointed the Company’s CEO and President. He served as the President, Global Strategy Group, at Samsung from February 2015 to December 2020. Mr. Do helped set the strategic direction for Samsung Group’s diverse business portfolio. He was previously the Chief Strategy Officer for Merck from October 2011 to March 2014, and Tyco Electronics from June 2009 to October 2011, and Lenovo from December 2007 to March 2009. Mr. Do is a former senior partner at McKinsey & Company, where he spent 17 years and helped build the healthcare, high tech and corporate finance practices. He holds a BA from Dartmouth College, and an MBA from the Tuck School of Business at Dartmouth.

We believe Mr. Do’s qualifications to serve on our board of directors and as the CEO are primarily based on his decades of experience as an executive in the pharma, biotech, and other high technology industries and his extensive experience in strategy, corporate finance practice and the development of companies in all stages.

Mr. Terren Peizer, Chairman of our board of directors since July 2018, is an entrepreneur, investor, and financier with a particular interest in healthcare, having founded and successfully commercialized several healthcare companies. Mr. Peizer was the founder of Ontrak (formerly known as Catasys, Inc.), a leader in behavioral and mental health management services, having served as the Chairman of the board of directors since Ontrak’s inception in 2003 through April 11, 2021. Effective April 12, 2021, Mr. Peizer was appointed to serve as Ontrak’s Executive Chairman. He was the founder, Chairman and CEO of NeurMedix, Inc., a biotechnology company with a focus on inflammatory, neurological and neuro-degenerative diseases. Mr. Peizer is also the Executive Chairman of Verde, Inc., a company producing 100% plant-based, compostable, and biodegradable plastic. He is the Executive Chairman of the mobility delivery company ZipMo, Inc. He also is the Executive Chairman of the blockchain company, Casper Labs, Inc. Mr. Peizer owns Acuitas Group Holdings, LLC (“Acuitas”), his personal holding company that owns his portfolio company interests. Through Acuitas, Mr. Peizer owns Acuitas Capital, LLC, an industry leader in investing in micro and small capitalization equities, having invested over $1.5 billion directly into portfolio companies. Mr. Peizer has been the largest beneficial shareholder of, and has held various senior executive positions with, several other publicly traded growth companies. He served as the Chairman of Cray, Inc., a supercomputer company recently sold to Hewlet Packard, Inc. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston, and Drexel Burnham Lambert. He received his B.S.E. in finance from The Wharton School of Finance and Commerce.

We believe Mr. Peizer’s qualifications to serve on our board of directors include his role as an investor and executive positions in several private and public companies, including numerous companies in the healthcare field. He has extensive knowledge and experience in the financial and healthcare industries and provides extensive insight and experience with capital markets and publicly traded companies at all stages of development.

Ms. Joanne Wendy Kim has served as the Company’s Chief Financial Officer since October 2018. Ms. Kim previously served as the CFO for several companies throughout her career, previously with Landmark Education Enterprises, and prior to that, other public entities in the entertainment and financial services industry sectors. She provided interim CFO services to various organizations through Group JWK from 2016 to 2018. In her various roles, Ms. Kim oversaw corporate finance and operational groups, closed eight acquisitions, secured bank financings, developed and implemented new business strategies, managed risk and implemented new financial policies and procedures. As a CPA professional, she advised on accounting transactions, SEC reporting matters and other regulatory matters to clients serving as a director at BDO USA, LLP’s National Office SEC Department and sat the US desk in London for BDO LLP UK Firm in 2008-2016, and as a Senior Manager at KPMG in earlier part of her career. She brings more than 35 years of accounting and finance experience to this position. Ms. Kim earned her BSA in accounting and finance at California State University, Long Beach.

Ms. Kim’s qualifications to serve as our Chief Financial Officer are primarily based on her 35 years of accounting and finance experience both as a CFO and as a CPA in major global accounting and consultancy firms.

Dr. Joseph M. Palumbo has served as our Chief Medical Officer since November 2021. Formerly he served as the CMO at Zynerba Pharmaceuticals from July 2019 to October 2021, responsible for clinical operations, development, regulatory, and medical affairs. Prior to his time at Zynerba, Dr. Palumbo held senior worldwide governance roles at Mitsubishi Tanabe Pharma in both the United States and Japan from April 2012 to June 2019, where he led medical science and translational research across multiple therapeutic areas, and guided successful registrational programs for Radicava® (edaravone) for the treatment of Amyotrophic Lateral Sclerosis. From April 2003 to March 2012, Dr. Palumbo was Global Head and Franchise Medical Leader for Psychiatry, and the Interim Head of Global Neuroscience at Johnson & Johnson, where he led the medical teams who achieved successful global registrations for Risperdal® (risperidone), Concerta® (methylphenidate HCL), and Invega® (paliperidone). He was Head of Psychiatry and Neurology at Pharmanet for from April 2002 to April 2003. Dr. Palumbo previously held industry positions in European Pharma with Sanofi-Synthelabo from April 1999 to April 2002, Biotech at Cephalon from April 1997 to April 1998, and from July 1989 to April 2002 he held senior leadership and hospital administration roles at prestigious academic research institutions including Yale, Cornell, and the University of Pennsylvania. He holds a Bachelor of Arts at the University of Pennsylvania and received his Doctor of Medicine at the George Washington University School of Medicine. He was a Biological Sciences Training Program Fellow of the National Institutes of Health and Chief Resident for the Abraham Ribicoff Clinical Neuroscience Research Unit at Yale University. Dr. Palumbo has received Board Certification in Psychiatry and Addiction Psychiatry.

Dr. Palumbo’s qualifications to serve as our Chief Medical Officer is based on the decades and depth of experiences in the roles he has served in his medical profession and commercial experience in the healthcare industry and biopharma industries.

Dr. Penelope Markham currently serves as our Executive Vice President of Liver Cirrhosis Research and Development. Formerly she served as the Company’s Chief Scientific Officer from November 2018 to June 2021. Dr. Markham served as a Technical Consultant at LAT Pharma for seven years prior to our acquisition of LAT Pharma. She has spent 15 years in immunology, infectious disease, bacteriology and drug discovery research. Dr. Markham was a co-founder and Research Director for Influx, Inc. involved in antibiotic drug discovery. She has been a member of NIH grant review panels and consulted for several pharmaceutical companies in a variety of therapeutic areas including Orphan Drug development. Dr. Markham has more than 20 publications in peer-reviewed journals and three patents. She holds a BS in Biochemistry from the University College Cork, Ireland, a Masters from Strathclyde University, Scotland, and a PhD from Rush University, Chicago.

Dr. Markham’s qualifications to serve as our EVP-Liver Cirhossis - Research and Development scientist are primarily based on her years of experience with LAT Pharma, as well as having been a member of NIH grant review panels and consulted for several pharmaceutical companies in a variety of therapeutic areas including Orphan Drug development.

Dr. Chris Reading joined the Company on July 1, 2021 and serves as our Executive Vice President of Neuroscience-Research and Development. Formerly, he served as the Chief Scientific Officer, Hollis-Eden Pharmaceuticals and its successor companies from 2000 to 2021. Previously, he served as the VP of Product and Process Development for SyStemix/Novartis from 1993 to 1999. From there, he moved to San Diego where he has spent over 20 years on the NE3107 platform development. He received his Ph.D. in Biochemistry from UC Berkeley, performed post-doctoral studies in cancer biology at UC Irvine, and joined MD Anderson Cancer Center and the University of Texas, Graduate School of Biomedical Sciences in Houston for 13 years, where he became Associate Professor of Medicine in the Department of Developmental Therapeutics with a joint appointment in the Department of Tumor Biology.

Dr. Reading’s qualifications to serve as our EVP of Neuroscience Research and Development are based on his over 40 years of research and drug development experience, and over 130 peer-reviewed scientific publications, he has also authored numerous patents in the areas of monoclonal antibodies, cell separation technologies, stem cell transplantation, and sterol drug development.

Mr. Clarence Ahlem joined the Company on July 1, 2021 and serves as our Executive Vice President- Product Development. Previously he served as the Vice President of Product Development of Hollis-Eden Pharmaceuticals and successor companies Harbor Biosciences and Harbor Therapeutics from 2000 to 2014, where he led the development effort for NE3107 for its initial clinical application, type 2 diabetes. He previously served as the manager of bioorganic chemistry at Systemix, Inc. in Palo Alto, CA from June 1991 to June 1995. He began his career in industry with a six-year term in the Therapeutics Division at Hybritch developing synthetic bifunctional antibodies and their clinical applications. Prior to that he worked four years in academic research on the enzymology of DNA replication at the University of California San Diego. He received his MS in microbiology at SDSU in 1981.

Mr. Ahlem’s qualifications to serve as our EVP of Product Development are based on his more than 35 years of product-oriented research and product development experience that include protein and cell-based biopharmaceutical development, and responsibility for pharmacological characterization, manufacturing, and regulatory submissions to support pharmaceutical development of novel derivatives of the dehydroepiandrosterone metabolome, including NE3107.

Mr. Jim Lang has served as the Company’s director since 2016. He is currently the CEO of EVERSANA, the leading commercialization services company for the life sciences industry. In five years since he founded EVERSANA, it is now over $1 billion in revenue, with more than 7,000 employees across 40 global locations. He formerly served as the CEO of Decision Resources Group (“DRG”), which he transformed into a leading healthcare data and analytics firm. Prior to that, Mr. Lang was the CEO of IHS Cambridge Energy Research Associates (“IHS CERA”), a recognized leader in energy industry subscription information products, and formerly the President of Strategic Decisions Group (“SDG”), a leading global strategy consultancy. Mr. Lang holds a BS summa cum laude in electrical and computer engineering from the University of New Hampshire and an MBA with Distinction from the Tuck School of Business. Mr. Lang currently also serves as a director at OptimizeRX (OPRX), a Nasdaq listed company.

Mr. Lang’s qualifications to serve on our board of directors are primarily based on his decades of experience as a strategy consultant, broad industry expertise, and senior-level management experience running several healthcare and information technology companies.

Mr. Michael Sherman has served as the Company’s director since 2017. He retired from his position as a Managing Director at Barclays Plc in 2018, where he had worked since 2008. Previously he was a Managing Director at Lehman Brothers, Inc. He has worked in investment banking for 30 years. Mr. Sherman has significant experience in healthcare finance, most recently assisting on a $450 million convertible transaction for Neurocrine Biosciences. He has worked on successful financial transactions for Teva Pharmaceutical Industries, Amgen Inc., Cubist Pharmaceuticals, Merck & Co., and Cardinal Health, among other companies. After graduating from the University of Pennsylvania, Mr. Sherman received his JD, cum laude, from the Harvard Law School.

Mr. Sherman’s qualifications to serve on our board of directors are primarily based on his decades of finance industry experience and investment banking. Mr. Sherman has significant experience in healthcare finance including having worked on successful financial transactions for several pharmaceutical and healthcare focused companies.

Mr. Richard J. Berman has served as the Company’s director since June 2019. Mr. Berman has over 35 years of venture capital, senior management, and merger & acquisitions experience. He currently is a director of four public companies including Cryoport Inc., Genius Group, and Context Therapeutics. Over the last decade he served on the boards of six companies that reached a market capitalization over $1 billion including Cryoport, Advaxis, EXIDE, Internet Commerce Corporation, Kapitus and Ontrak. From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services) as the Chairman and CEO and was a director from 1998 to 2012. Previously, Mr. Berman was the Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980s by merging Prestolite, General Battery and Exide and advised on over $4 billion of M&A transactions (completed over 300 deals). He is a past director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has US and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

We believe Mr. Berman’s qualifications to serve on our board of directors include his experience in the healthcare industry, and his current and past experience in numerous private and publicly traded companies.

Mr. Steven Gorlin has served as the Company’s director since June 2020. He has founded many biopharma companies including Hycor Biomedical, Theragenics, Medicis Pharmaceutical, EntreMed, MRI Interventions, DARA BioSciences, MiMedx, Medivation (sold to Pfizer for $14 billion) and NantKwest. Mr. Gorlin served for many years on the Business Advisory Council to the Johns Hopkins School of Medicine and on The Johns Hopkins BioMedical Engineering Advisory Board. He is currently a member of the Research Institute Advisory Committee (“RIAC”) of Massachusetts General Hospital. He started The Touch Foundation, a nonprofit organization for the blind, and was a principal contributor to Camp Kudzu for diabetic children.

Mr. Gorlin’s qualifications to serve on our board of directors are primarily based on his over 45 years of experience in founding and investing in several biopharma companies, leading multiple Nasdaq and NYSE listed companies to their success.

Dr. Robert Hariri MD, PhD has served as the Company’s director since June 2020. Dr. Hariri is the Chairman, founder, and CEO of Celularity, Inc., a leading cellular therapeutics company. He was the founder and CEO of Anthrogenesis Corporation, and after its acquisition served as the CEO of Celgene Cellular Therapeutics. Dr. Hariri co-founded the genomic health intelligence company, Human Longevity, Inc. Dr. Hariri pioneered the use of stem cells to treat a range of life-threatening human diseases. He is widely acknowledged for his discovery of pluripotent stem cells and for assisting with discovering the physiological activities of tumor necrosis factor (TNF). He holds over 170 issued and pending patents.

Dr. Hariri’s qualifications to serve on our board of directors are primarily based on his decades of founding and leading several companies in the cellular therapeutic space, as well as pioneering in the use of stem cells to treat a range of life-threatening human diseases and discoveries in the physiological activities of tumor necrosis factor. He has authored over 150 publications and garnered numerous awards for contributions to the fields of biomedicine and aviation.

Mr. Sigmund Rogich has served as the Company’s director since June 2020. Mr. Rogich is the CEO and President of The Rogich Communications Group and serves on the board of Keep Memory Alive, a philanthropic organization which raises awareness about brain disorders and Alzheimer’s disease. Keep Memory Alive funds clinical trials to advance new treatments for patients with Alzheimer’s, Huntington’s and Parkinson’s disease, as well as multiple sclerosis. Mr. Rogich was formerly the US Ambassador to Iceland. He has served as a senior consultant to Presidents Ronald Reagan and George H.W. Bush. Mr. Rogich serves on multiple boards of directors for charitable causes.

We believe Mr. Rogich’s qualifications to serve on our board of directors are based on his experience in the communications sector and philanthropic organization raising awareness about brain disorders. His experience in service as a senior consultant to candidates of the highest office.

Independence of the Board of Directors

Our common stock is traded on the Nasdaq Capital Market. The board of directors has determined that six of the members of the board of directors qualify as “independent,” as defined by the listing standards of the Nasdaq. Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of the director’s family members, and the Company, its senior management and its independent auditors, our board of directors has determined further that Messrs. Lang, Sherman, Berman, Gorlin, Hariri and Rogich are independent under the listing standards of Nasdaq. In making this determination, the board of directors considered that there were no new transactions or relationships between its current independent directors and the Company, its senior management and its independent auditors since last making this determination.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. All the three committees are comprised solely of independent directors. Each committee operates under a charter approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Richard Berman, Michael Sherman, Jim Lang and Sigmund Rogich, each of which is an independent director within the meaning of the Nasdaq rules. Mr. Berman has served as chairman of the audit committee since October 2020 and qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

We have adopted an audit committee charter, detailing the principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee are Richard Berman, Michael Sherman and Steve Gorlin. Mr. Sherman has served as chairman of the compensation committee since October 2020.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our Board of Directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans; assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees; and

●	producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee are Jim Lang, Michael Sherman and Robert Hariri. Mr. Lang has served as chair of the nominating and corporate governance committee since August 2021.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board of Directors, and recommending to the Board of Directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board of Directors;

●	developing and recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a code of conduct and ethics meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. We believe our code of conduct and ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of ethic. Our code of conduct and ethics is available on our website.

Anti-Hedging Policy

We have adopted an insider trading policy that includes a provision restricting trading of any interest or provision relating to the future price of our securities, such as a put, call or short sale.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid during the last two fiscal years ended June 30, 2022 and 2021 to the following executive officers of the Company, who are referred to as our “named executive officers”:

●	Cuong Do, our President and Chief Executive Officer

●	Joanne Wendy Kim, our Chief Financial Officer and Corporate Secretary

●	Joseph Palumbo, our Chief Medical Officer

●	Jonathan Adams, our former President and Chief Operating Officer

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Cuong Do (2)
Chief Executive Officer and President	2022	$300,000	$400,000	$210,439	$3,632,382	$-	$-	$-	$4,542,821
	2021	$-	$-	$454,794	$-	$-	$-	$-	$454,794

Joanne Wendy Kim (3)
Chief Financial Officer, Treasurer and Corporate Secretary	2022	$235,000	$127,656	$-	$582,343	$-	$-	$-	$944,999
	2021	$120,625	$-	$-	$4,706	$-	$-	$-	$125,331

Joseph Palumbo (4)
Chief Medical officer	2022	$333,333	$239,167	$-	$244,465	$-	$-	$-	$816,965

Jonathan Adams (5)
Former President and Chief Operating Officer	2021	$250,000	$-	$-	$20,721	$-	$-	$-	$270,721

(1)	The aggregate grant date fair value of such awards were computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (ASC Topic 718), and do not take into account estimated forfeitures related to service-based vesting conditions, if any. The valuation assumptions used in calculating these values are discussed in Note 9 of our Notes to Financial Statements included in our 2022 Form 10-K. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards may subject to time-based vesting. The Stock Awards and Stock Option Awards were awarded pursuant to the 2019 Omnibus Incentive Plan, (the “2019 Plan”).
(2)	Mr. Do’s salary from April 27, 2021 (date of his appointment as CEO) through December 31, 2021 was paid through a restricted stock unit awards (“RSUs”). The aggregate grant date fair value of the award was $454,794 and the total 58,759 RSUs awarded allows Mr. Do to receive one shares of common stock for each restricted stock unit.
(3)	Ms. Kim served as the Chief Financial Officer and Corporate Secretary and Treasure on a full time basis effective July 1, 2021.
(4)	Dr. Palumbo joined the Company on November 1, 2021 and served as the Chief Medical Officer.
(5)	Mr. Adams served as President and Chief Operating Officer from July 2018 to April 27, 2021.

Narrative Disclosures to Summary of Compensation Table

Employment Agreements

All employment arrangements are “at will” agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers as of June 30, 2022:

	Option awards					Stock awards
Name	Grant Date	Number of Securities underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Options Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested	Market Value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan award: market or payout value of unearned shares, units or other rights that have not vested
Cuong Do	12/18/16	800	-	$26.25	12/18/21	-	-	-	-
	1/19/18	800	-	$12.50	1/19/23	-	-	-	-
	1/19/19	800	-	$3.75	1/19/24	-	-	-	-
	1/19/20	800	-	$2.80	1/29/20	-	-	-	-
	12/18/20	24,375	-	$13.91	12/18/25	-	-	-	-
	8/20/21	149,000	596,000	$7.74	8/20/31	-	-	-	-
	6/21/22	-	124,520	$1.69	6/21/27	124,520	$180,554	-	-

Joanne Wendy Kim	10/01/18	800	-	$8.75	10/01/23	-	-	-	-
	10/01/19	800	-	$8.75	10/01/24	-	-	-	-
	10/01/20	800	-	$9.54	10/01/25	-	-	-	-
	8/20/21	24,833	99,334	$7.74	8/20/31	-	-	-	-

Joseph M Palumbo, MD	2/01/22	24,833	99,334	$3.20	2/01/32	-	-	-	-

There were a total 1,117,854 of stock options outstanding to named officers of as of June 30, 2022, with an aggregate grant date fair value of $4,459,190 the last of which vest in 2026.

Potential Payments Upon Termination or Change-In-Control

There are no arrangements with the named executive officers or our equity incentive plan or individual award agreements thereunder providing for certain payments to our named executive officers at or following or in connection with a termination of their employment or a change of control of the Company.

Director Compensation

There are no arrangements pursuant to which our directors are or will be compensated in the future for any services provided to the Company.

The following table provides information regarding compensation that was earned or paid to the individuals who served as non-employee directors during the year ended June 30, 2022. Except as set forth in the table, during the fiscal year 2022, directors did not earn nor receive cash compensation or compensation in the form of stock awards, options awards or any other form:

Directors’ Compensation Table

Name	Stock awards	Option awards(1)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation	All other compensation	Total
Terren Peizer (2)	$-	$-	$-	$-	$-	$-

Cuong Do (3)	$-	$-	$-	$-	$-	$-

Jim Lang	$-	$417,907	$-	$-	$-	$417,906.86

Michael Sherman	$-	$425,259	$-	$-	$-	$425,258.62

Richard Berman	$-	$421,664	$-	$-	$-	$421,664.42

Steve Gorlin	$-	$399,446	$-	$-	$-	$399,445.76

Robert Hariri MD, Phd	$-	$399,446	$-	$-	$-	$399,445.76

Sigmund Rogich	$-	$403,203	$-	$-	$-	$403,203.33

(1)	The aggregate grant date fair value of such awards were computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (ASC Topic 718), and do not take into account estimated forfeitures related to service-based vesting conditions, if any. The valuation assumptions used in calculating these values are discussed in Note 9 of our Notes to Financial Statements included in our 2022 Form 10-K. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards may subject to time-based vesting.
(2)	Mr. Peizer became our Chief Executive Officer and Chairman in July 2018 and served as the CEO to April 27, 2021 at which time Mr. Do was appointed the Company’s CEO. Mr. Peizer did not earn nor was he paid any non-employee director’s compensation.
(3)	Mr. Do was appointed CEO and President effective April 27, 2021. Mr. Do did not earn nor was he paid any director’s compensation since his appointment as CEO.

Our directors are eligible to participate in our equity incentive plans, which are administered by our Compensation Committee under authority delegated by our board of directors. The terms and conditions of option grants to our non-employee directors under our equity incentive plans are and will be determined in the discretion of our Compensation Committee, consistent with the terms of the applicable plan. 2022 compensation to existing board members were granted $7,767,256 worth of the Company’s stock options, and $11,109 for each member of the Audit Committee and $22,219 for the Chairman and $7,351 for each member of the Compensation Committee and $14,703 for the Chairman and $7,351 for each member of the Nominations and Governance Committee and $14,703 for the Chairman, using the Black-Scholes model with the price struck on the date of grant and vested 25% on the grant date and the remaining 75% vest over a 3-year period, on the first, second, and third anniversary of the grant date.

Outstanding equity awards held by non-employee directors as of June 30, 2022 were as follows:

Name	Grant Date	Number of securities underlying Unexercised options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Options Exercise Price	Option Expiration Date
Jim Lang	12/18/16	800		26.25	12/18/21
	01/19/18	800		12.50	01/19/23
	01/19/19	800		3.75	01/19/24
	01/19/20	800		2.80	01/29/25
	12/18/20	49,500	49,500	13.91	12/18/25
	04/05/22	31,975	95,925	5.04	04/05/27

Michael Sherman	10/13/17	800		25.00	10/13/22
	10/13/18	800		6.25	10/23/23
	10/13/19	800		7.50	01/13/24
	10/13/20	800		9.90	01/13/25
	12/18/20	51,550	51,550	13.91	12/18/25
	04/05/22	32,538	97,613	5.04	04/05/27

Richard J. Berman	01/19/20	800		2.80	10/19/25
	12/18/20	51,250	51,250	13.91	12/18/25
	04/05/22	32,263	96,788	5.04	04/05/27

Steve Gorlin	12/18/20	48,150	48,150	13.91	12/18/25
	04/05/22	30,563	91,688	5.04	04/05/27

Robert Hariri	12/18/20	47,950	47,950	13.91	12/18/25
	04/05/22	30,563	91,688	5.04	04/05/27

Sigmund Rogich	12/18/20	48,650	48,650	13.91	12/18/25
	04/05/22	30,850	92,550	5.04	04/05/27

There was a total of 1,349,100 stock options outstanding to directors as of June 30, 2022, with an aggregate grant date fair value of $12,858,693 million, the last of which vest in 2025.

Long-Term Incentive Plans and Awards

Other than the options granted as described above, we do not currently have any long-term incentive plans that provide compensation intended to serve as incentive for performance. Since prior to such grants, no individual grants or agreements regarding future payouts under non-stock price-based plans had been made to any executive officer or any director or any employee or consultant since our inception, no future payouts under non-stock price-based plans or agreements had been granted or entered into or exercised by our officer or director or employees or consultants.

2019 Omnibus Equity Incentive Plan

On April 20, 2019, our board of directors and our stockholders approved and adopted the 2019 Plan. The 2019 Plan allows us, under the direction of our board of directors or a committee thereof, to make grants of stock options, restricted and unrestricted stock and other stock-based awards to employees, including our executive officers, consultants and directors. The 2019 Plan allows for the issuance of up to 6,540,000 shares of common stock pursuant to new awards granted under the 2019 Plan and as of June 30, 2022, there were 3,705,157 shares of common stock available for new awards granted under the 2019 Plan.

Equity Compensation Plan Information(1)

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2022:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and right	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,467,684	$7.15	3,763,916
Equity compensation plans not approved by security holders	-	-	-
Total	3,467,684		3,763,916

(1)	We adopted our 2019 Omnibus Equity Incentive Plan (the “2019 Plan”) in 2019.

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of            , 2022 regarding the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 30,532,830 shares of common stock outstanding as of November 3, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o BioVie Inc., 680 W Nye Lane, Suite 201, Carson City, Nevada 89703.

Name and Address of Beneficial Owner	Number of Common Shares of Beneficial Ownership	Percentage of Beneficial Ownership
Terren Peizer (1)	30,438,938	80.5%
Cuong Do (2)	521,241	1.7%
Joanne Wendy Kim (3)	49,100	*
Joseph Palumbo (4)	24,833	*
Penny Markham (5)	58,593	*
Chris Reading (6)	44,700	*
Clarence Ahlem (7)	44,700	*
Richard Berman (8)	85,913	*
Steve Gorlin (9)	128,713	*
Robert Hariri (10)	78,513	*
James Lang (11)	126,252	*
Sigmund Rogich (12)	79,500	*
Michael Sherman (13)	120,499	*
All directors and executive officers as a group (13)	31,802,345	81.75%

*	Less than 1%

(1)

Includes warrants to purchase 7,272,728 shares of common stock. All shares of common stock are held of record by Acuitas Group Holdings, LLC, a limited liability company 100% owned by Terren Peizer, and as to which, Mr. Peizer may be deemed to beneficially own or control. Mr. Peizer disclaims beneficial ownership of any such securities.

(2)

Includes warrants to purchase 70,666 shares of common stock and options to purchase 294,975 shares of common stock, all of which are exercisable within 60 days of November 3, 2022. 96,841 shares of common stock and warrants to purchase 70,666 shares of common stock are held of record by Do & Rickles Investments, LLC, a limited liability company 100% owned by Cuong Do and his wife, and as such, Mr. Do may be deemed to beneficially own or control.

(3)	Includes options to purchase 47,100 shares of common stock exercisable within 60 days of November 3, 2022.
(4)	Represents options to purchase 24,833 shares of common stock exercisable within 60 days of November 3, 2022.
(5)	Includes options to purchase 47,900 shares of common stock exercisable within 60 days of November 3, 2022.
(6)	Represents options to purchase 44,700 shares of common stock exercisable within 60 days of November 3, 2022.
(7)	Represents options to purchase 44,700 shares of common stock exercisable within 60 days of November 3, 2022
(8)	Includes options to purchase 84,313 shares of common stock exercisable within 60 days of November 3, 2022.
(9)	Includes options to purchase 78,713 shares of common stock exercisable within 60 days of November 3, 2022. All shares of common stock are held of record by Mr. Gorlin’s wife.
(10)	Represents options to purchase 78,513 shares of common stock exercisable within 60 days of November 3, 2022.
(11)	Includes warrants to purchase 17,333 shares of common stock and options to purchase 83,875 shares of common stock, all of which are exercisable within 60 days of November 3, 2022.
(12)	Represents options to purchase 79,500 shares of common stock exercisable within 60 days of November 3, 2022.
(13)	Includes warrants to purchase 13,333 shares of common stock and options to purchase 86,486 shares of common stock, all of which are exercisable within 60 days of November 3, 2022. Common stock held by Michael Sherman includes 13,333 shares of common stock held of record by Sherman Children’s Trust Brian Krisber, Trustee. All shares of common stock, warrants and options are deemed to be beneficially owned or controlled by Michael Sherman.

Certain Relationships and Related Party Transactions

The following includes a summary of transactions since June 30, 2021, to which we have been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent (1%) of the average of our total assets at year-end for the prior two fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest (excluding compensation arrangements, which are described in our definitive proxy statement, which is incorporated by reference in this prospectus):

Asset Acquisition with NeurMedix

On April 27, 2021, the Company entered into an Asset Purchase Agreement (the “APA”) with NeurMedix, Inc. (“NeurMedix”) and Acuitas, which are related party affiliates, pursuant to which the Company acquired certain assets from NeurMedix and assumed certain liabilities of NeurMedix, in exchange for consideration of cash and shares of common stock. The acquired assets include, among others, those related to certain drug candidates being developed by NeurMedix, including NE3107, a small molecule orally administered inhibitor of insulin resistance and the pathological inflammatory cascade, with a novel mechanism of action that has potential applications for treatment against Alzheimer’s disease and Parkinson’s disease.

Subject to the terms and conditions of the APA, following the closing, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor). Previously, the Company was obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of shares of the Company’s common stock having an aggregate value of up to $3.0 billion, subject to the achievement of certain clinical, regulatory and commercial milestones related to the drug candidates to be acquired by the Company from NeurMedix, and subject to a cap limiting each issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 89.9999% of the Company’s issued and outstanding common stock. Pursuant to Amendment No. 1 to the APA, dated May 9, 2021, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of up to 18 million shares of the Company’s common stock, with 4.5 million shares issuable upon the achievement of each of the four milestones set forth in the APA, subject to a cap limiting the issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 87.5% of the Company’s issued and outstanding common stock.

On June 10, 2021, and pursuant to the APA, the Company issued to Acuitas (as NeurMedix’s assignee) 8,361,308 shares of the Company’s common stock and made a cash payment of approximately $2.3 million, representing NeurMedix’s direct and documented cash expenditures to advance certain programs from March 1, 2021 through the closing date and cash payments to other third parties for expenses totaling approximately $4.0 million for due diligence, legal fees, transaction fees and the fairness opinion. Since the transaction was between entities under common control, there were no fair value adjustments of the purchased assets and the historical cost basis of the purchased assets was zero. The total consideration paid was expensed as in process research and development expense in the statement of operations for the year ended June 30, 2021.

2022 PIPE Transaction

On July 15, 2022, the Company entered into a securities purchase agreement (the “2022 Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”), pursuant to which Acuitas agreed to purchase from the Company, in a private placement (the “2022 PIPE Transaction”), (i) an aggregate of 3,636,364 shares of the Company’s common stock at a price of $1.65 per share (the “PIPE Shares”), and (ii) a warrant to purchase 7,272,728 shares of common stock (the “PIPE Warrant Shares” and, together with the PIPE Shares, the “PIPE Securities”), at an exercise price of $1.82, with a term of exercise of five years. The warrant has a down round feature that reduces the exercise price if the Company sells stock for lower price. On August 15, 2022, the Company received net proceeds of approximately $5.9 million net of costs of approximately $94,000 and entered into an amended and restated registration statement with Acuitas, which amended and restated that certain Registration Rights Agreement, dated as of June 10, 2021, by and between the Company and Acuitas (the “Existing Registration Rights Agreement”), to amend the definition of “Registrable Securities” in the Existing Registration Rights Agreement to include the PIPE Securities as Registrable Securities thereunder.

Equity Transactions with Acuitas

On September 22, 2020, concurrent with the closing of the Company’s registered public offering and listing on Nasdaq (“the Offering on Nasdaq’), approximately $1.8 million was paid to Acuitas satisfying all amounts owed on the Debenture due September 24, 2020 held by the Company’s controlling stockholder, Acuitas.

Additionally, in connection with the close of the Offering on Nasdaq, the Company issued an aggregate of 6,909,582 shares of common stock to Acuitas, representing (i) 5.4 million shares issuable pursuant to Acuitas’ rights under the Purchase Agreement (as defined below) dated July 3, 2018, as amended on June 24, 2019 and October 9, 2019, and the various extension letters, which resulted in a deemed dividend at the close of the Offering on Nasdaq at a price of $10 per share, consistent with the Company’s accounting policy; and (ii) the automatic exercise of 1.5 million warrants issued to Acuitas in connection with the Debenture financing at the par value of the common stock.

During the year ended June 30, 2021, the Company received additional draws under the Debenture totaling $436,000. The total draws as of September 22, 2020 were $1.7 million and the related total number of warrants issuable at $4.00 per share of common stock was 424,750 of which 328,250 warrants had been issued. In accordance with the Debenture agreements, at September 22, 2020 upon the Company’s close of its public offering, all the warrants issued related to the debenture totaling 1,453,250 were mandatorily redeemed along with the additional 96,500 shares common stock issued to Acuitas.

Description of Capital Stock

The following description of our capital stock and provisions of our Articles of Incorporation, bylaws and Nevada corporation law are summaries and are qualified in their entirety by reference to our Articles of Incorporation and our amended and restated bylaws, each as amended to date, which are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference into this prospectus. Pursuant to our Articles of Incorporation, as amended, our authorized capital stock consists of 800,000,000 shares of Class A common stock, par value of $0.0001 per share (which we refer to as our common stock), and 10,000,000 shares of preferred stock, par value $0.001 per share, to be designated from time-to-time by our board of directors. The summary below is qualified in its entirety by reference to our Articles of Incorporation and our amended and restated bylaws, each as in effect at the time of any offering of securities under this prospectus.

Common Stock

We are authorized to issue up to 800,000,000 shares of Class A common stock, par value $0.0001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

As of              , 2022, there were                 shares of our common stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time-to-time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to our payment of dividends or distributions upon our liquidation, dissolution or winding up. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

As of              , 2022, there were no shares of our preferred stock outstanding.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. According to our Articles of Incorporation and bylaws, neither the holders of our common stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

Warrants

Our outstanding warrants contain customary net exercise provisions and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. In addition, the initial exercise price and number of shares subject to purchase in the warrants issued in our 2022 PIPE Transaction are subject to anti-dilution protection in the event of equity issuances at a price per share lower than the exercise price of $1.82 per share.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share (plus interest at the rate of 1-year Treasury bonds less dividends) paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share (plus interest at the rate of 1-year Treasury bonds less dividends) of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock only, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of the Company.

Trading Market

The Company’s common stock trades on the Nasdaq Stock Market under the ticker “BIVI.”

Transfer Agent and Registrar

Our independent stock transfer agent is West Coast Stock Transfer, Inc., located at 721 N. Vulcan Ave., Suite 106, Encinitas, California 92024. Their phone number is (619) 664-4780.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership, and disposition of our common stock to Non-U.S. Holders (defined below). This discussion is limited to Non-U.S. Holders who hold our common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment).

This summary is based upon the provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers, dealers or traders in securities or currencies;

●	persons subject to the mark-to-market method of accounting rules for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	regulated investment companies, mutual funds or real estate investment trusts;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	pension or other retirement plans;

●	partnerships, or other pass-through entities or arrangements for U.S. federal income tax purposes, or holders of interests therein;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations or passive foreign investment companies; or

●	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a Non-U.S. Holder

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not, for United States federal income tax purposes, a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United states persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “—Gain on Sale or Other Disposition of Common Stock.”

Subject to the discussion below regarding back-up withholding, Foreign Account Tax Compliance Act, or FATCA, or on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must generally provide us or the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (generally including a United States taxpayer identification number), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must generally provide the applicable withholding agent with an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will be required to subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our worldwide real property interests and other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income or withholding tax as long as our common stock is considered to be regularly traded on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock. If the foregoing exception does not apply, such Non-U.S. Holder’s proceeds received on the disposition of our common stock will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be subject to U.S. federal income tax on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the IRS in connection with any distributions on our common stock paid to a Non-U.S. Holder and a sale or other disposition of our common stock. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds on the disposition of our common stock made to a Non-U.S. Holder may be subject to additional information reporting and U.S. federal backup withholding (currently at a rate of 24%) unless such Non-U.S. Holder certifies as to its non-U.S. status (generally by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8) or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding and additional information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as FATCA) generally impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E).

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but the IRS has released proposed regulations that, if finalized in their proposed form, would generally not apply these withholding requirements to gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of our common stock.

The preceding discussion of U.S. federal tax consequences is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated                , 2022, between us and Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, as representative of the underwriters named below (the “Representative”) and the lead book-running manager of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Oppenheimer & Co. Inc.
B. Riley Securities, Inc.
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of                 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                per share of common stock to certain brokers and dealers. After the initial offering, the Representative may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                . We have also agreed to reimburse the underwriters for up to $75,000 of certain of their counsels’ fees and expenses, which reimbursed fee is deemed underwriting compensation for this offering by FINRA.

Listing

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “BIVI.”

No Sales of Similar Securities

We, our officers and our directors have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 90 days after the date of the underwriting agreement:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially,

●	enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or

●	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Cantor Fitzgerald & Co.

In addition, we and each such person agrees that, without the prior written consent of Cantor Fitzgerald & Co., we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Cantor Fitzgerald & Co. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements.

Market Making, Stabilization and Other Transactions

The underwriters may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Passive Market Making

The underwriters may also engage in passive market making transactions in our common stock on the NASDAQ in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters, selling group members (if any) or their affiliates. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of its business, the underwriters and their respective affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Cantor Fitzgerald & Co. and B. Riley Securities, Inc. (collectively, the “Agents”) and the Company are party to a Controlled Equity Offering Sales Agreement, dated as of August 31, 2022, pursuant to which the Company may issue and sell from time to time shares of common stock through the Agents.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

NOTICE TO INVESTORS

Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the issuer and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the issuer and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of the securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and the underwriter(s) that the investor (i) is purchasing the securities as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Australia

This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Australia’s Corporations Act 2001 (Cth) (the “Corporations Act”) of Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:

You confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area (each a “Member State”), no securities have been offered or will be offered pursuant to the offer described herein in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Member State at any time:

(i) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase, or subscribe for, any securities and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In Member States, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”). This document must not be acted on or relied on in any Member State by persons who are not Qualified Investors. Any investment or investment activity to which this document relates is available in any Member State only to Qualified Investors and will be engaged in only with such persons.

Hong Kong

No securities have been, may be or will be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding UP and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been issued or may be issued or will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

This document has not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended) (the “FIEA”), and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and where (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA. In the event that you are not an investor falling within any of the categories set out above, please return this document immediately. You may not forward or circulate this document to any other person in Singapore.

No offer is made to you with a view to the securities being subsequently offered for sale to any other party. There are on-sale restrictions that may be applicable to investors who acquire securities. As such, investors are advised to acquaint themselves with the provisions of the SFA relating to resale restrictions and comply accordingly.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the securities under Section 275 of the SFA except:

●	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

●	where no consideration is given for the transfer;

●	where the transfer is by operation of law;

●	as specified in Section 276(7) of the SFA; or

●	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to the offer described herein to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the UK Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(i) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”),

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018.

In the United Kingdom, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation who are also: (i) persons who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) persons falling within Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA and the Order must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Sherman & Howard L.L.C. Certain matters are being passed on for the underwriters by Duane Morris LLP, New York, New York.

Experts

The balance sheets of BioVie Inc. as of June 30, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at https://bioviepharma.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39015):

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 27, 2022 (the “2022 Form 10-K”);

●	the information specifically incorporated by reference into the 2022 10-K from our definitive proxy statement on Schedule 14A relating to our 2022 Annual Meeting of Stockholders, filed with the SEC on September 30, 2022;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, filed with the SEC on November 4, 2022;

●	our Current Reports on Form 8-K, filed with the SEC on July 15, 2022 (as subsequently amended on Form 8-K/A on July 18, 2022), August 31, 2022, September 7, 2022 (as subsequently amended on 8-K/A on September 7, 2022), October 5, 2022 and November 10, 2022; and

●	the description of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, filed as Ex. 4.4 of the 2022 Form 10-K.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to BioVie Inc., Attention: Corporate Secretary, 680 W Nye Lane, Suite 201, Carson City, Nevada 89703. Our phone number is (775) 888-3162.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at https://bioviepharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Shares

BioVie Inc.

Class A Common Stock

PROSPECTUS

Cantor	Oppenheimer & Co.

B. Riley Securities

, 2022

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee		$3,801.90
FINRA filing fee	$	*
Transfer agent and registrar fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*	To be provided by amendment

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under NRS 78.7502 generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation, as amended, and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

●	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as follows:

Asset Acquisition with NeurMedix

On April 27, 2021, the Company entered into an Asset Purchase Agreement (the “APA”) with NeurMedix, Inc. (“NeurMedix”) and Acuitas, which are related party affiliates, pursuant to which the Company acquired certain assets from NeurMedix and assumed certain liabilities of NeurMedix, in exchange for consideration of cash and shares of common stock. The acquired assets include, among others, those related to certain drug candidates being developed by NeurMedix, including NE3107, a small molecule orally administered inhibitor of insulin resistance and the pathological inflammatory cascade, with a novel mechanism of action that has potential applications for treatment against Alzheimer’s disease and Parkinson’s disease.

Subject to the terms and conditions of the APA, following the closing, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor). Previously, the Company was obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of shares of the Company’s common stock having an aggregate value of up to $3.0 billion, subject to the achievement of certain clinical, regulatory and commercial milestones related to the drug candidates to be acquired by the Company from NeurMedix, and subject to a cap limiting each issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 89.9999% of the Company’s issued and outstanding common stock. Pursuant to Amendment No. 1 to the APA, dated May 9, 2021, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of up to 18 million shares of the Company’s common stock, with 4.5 million shares issuable upon the achievement of each of the four milestones set forth in the APA, subject to a cap limiting the issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 87.5% of the Company’s issued and outstanding common stock.

On June 10, 2021, and pursuant to the APA, the Company issued to Acuitas (as NeurMedix’s assignee) 8,361,308 shares of the Company’s common stock and made a cash payment of approximately $2.3 million, representing NeurMedix’s direct and documented cash expenditures to advance certain programs from March 1, 2021 through the closing date and cash payments to other third parties for expenses totaling approximately $4.0 million for due diligence, legal fees, transaction fees and the fairness opinion. Since the transaction was between entities under common control, there were no fair value adjustments of the purchased assets and the historical cost basis of the purchased assets was zero. The total consideration paid was expensed as in process research and development expense in the statement of operations for the year ended June 30, 2021.

Equity Transactions with Acuitas

On July 15, 2022, the Company entered into a securities purchase agreement (the “2022 Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”), pursuant to which Acuitas agreed to purchase from the Company, in a private placement (the “2022 PIPE Transaction”), (i) an aggregate of 3,636,364 shares of the Company’s common stock at a price of $1.65 per share (the “PIPE Shares”), and (ii) a warrant to purchase 7,272,728 shares of common stock (the “PIPE Warrant Shares” and, together with the PIPE Shares, the “PIPE Securities”), at an exercise price of $1.82, with a term of exercise of five years. The warrant has a down round feature that reduces the exercise price if the Company sells stock for lower price. On August 15, 2022, the Company received net proceeds of approximately $5.9 million net of costs of approximately $94,000 and entered into an amended and restated registration statement with Acuitas, which amended and restated that certain Registration Rights Agreement, dated as of June 10, 2021, by and between the Company and Acuitas (the “Existing Registration Rights Agreement”), to amend the definition of “Registrable Securities” in the Existing Registration Rights Agreement to include the PIPE Securities as Registrable Securities thereunder.

On September 22, 2020, concurrent with the closing of the Company’s registered public offering and listing on Nasdaq (“the Offering on Nasdaq’), approximately $1.8 million was paid to Acuitas satisfying all amounts owed on the Debenture due September 24, 2020 held by the Company’s controlling stockholder, Acuitas.

Additionally, in connection with the close of the Offering on Nasdaq, the Company issued an aggregate of 6,909,582 shares of common stock to Acuitas, representing (i) 5.4 million shares issuable pursuant to Acuitas’ rights under the Purchase Agreement (as defined below) dated July 3, 2018, as amended on June 24, 2019 and October 9, 2019, and the various extension letters, which resulted in a deemed dividend at the close of the Offering on Nasdaq at a price of $10 per share, consistent with the Company’s accounting policy; and (ii) the automatic exercise of 1.5 million warrants issued to Acuitas in connection with the Debenture financing at the par value of the common stock.

During the year ended June 30, 2021, the Company received additional draws under the Debenture totaling $436,000. The total draws as of September 22, 2020 were $1.7 million and the related total number of warrants issuable at $4.00 per share of common stock was 424,750 of which 328,250 warrants had been issued. In accordance with the Debenture agreements, at September 22, 2020 upon the Company’s close of its public offering, all the warrants issued related to the debenture totaling 1,453,250 were mandatorily redeemed along with the additional 96,500 shares common stock issued to Acuitas.

The following paragraphs summarize the background of those financings and arrangements which were settled and redeemed on September 22, 2020.

On July 3, 2018, we entered into a Securities Purchase Agreement (the “2018 Purchase Agreement”) with Acuitas and certain other purchasers identified in the 2018 Purchase Agreement (together with Acuitas, the “Purchasers”) pursuant to which (i) the Purchasers agreed to purchase an aggregate of 2,133,332 shares of the our Series A Convertible Preferred Stock (the “Preferred Stock”) at a price per share of $1.50 per share of Preferred Stock (the “Initial Sale”) and (ii) we agreed to issue warrants (the “Warrants”) to purchase 1,706,666 shares of common stock, each subject to the terms and conditions set forth in the 2018 Purchase Agreement, for an aggregate consideration of $3.2 million. We received $160,000 of the $3.2 million in April and May 2018 as prepaid equity. Acuitas also received an additional 6,667 Warrants in connection with the payoff of a note issued by us in favor of Acuitas. The Initial Sale and issuance of the Warrants occurred on July 3, 2018. In addition, Acuitas had the option to purchase up to an additional 1,600,000 shares of common stock at a price per share of $1.88, and warrants on the same terms as the Warrants, within two weeks following the one year anniversary of the closing of the Initial Sale (the “Subsequent Sale”) in the event that we did not obtain $3,000,000 of funding through various non-dilutive grants prior to the one year anniversary of the closing of the Initial Sale, less any federal or FDA grant funding received by the Company.

Acuitas is controlled by our Chairman, Terren Peizer, and the Purchasers included James Lang, Cuong Do and Michael Sherman, who are members of our board of directors, and Jonathan Adam, a former director.

The 2018 Purchase Agreement contained customary representations and warranties. In connection with the disclosure schedule associated with the representations and warranties, we also disclosed customary information, including the following: (i) the existence of the Mallinckrodt petition before the U.S. Patent Trial and Appeal Board, (ii) our capitalization, (iii) our obligation to pay a low single digit royalty on the net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma LLC members, PharmaIN Corporation and The Barrett Edge, Inc. pursuant to the Agreement and Plan of Merger, dated April 11, 2016, by and between LAT Pharma LLC and us, (iv) our obligation to pay a low single digit royalty on net sales of all terlipressin products covered by specified patents up to a maximum of $200,000 per year pursuant to the Technology Transfer Agreement, dated July 25, 2016, by and between us and the University of Padova (Italy), and (v) certain recent issuances of common stock by us.

Each share of Preferred Stock automatically converted into one share of common stock upon the filing with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) of a Certificate of Amendment to our Articles of Incorporation (the “Amendment”) on August 13, 2018 that increased the number of authorized shares of common stock to 800,000,000. The Amendment was approved by the written consent of the holders of more than a majority of our issued and outstanding common stock on July 3, 2018 and was filed with the Nevada Secretary of State 20 calendar days following the distribution of our Definitive Information Statement on Schedule 14 that was filed with the SEC on July 13, 2018.

Pursuant to a letter agreement dated June 24, 2019, Acuitas agreed to modify its rights under the 2018 Purchase Agreement so that:

-	Acuitas agreed to immediately exchange its existing 1,606,667 Warrants for common stock such that it would have effectively exercised its Warrants in full pursuant to a cashless exercise thereof at an assumed current market price of $45.00 per share and, as a result received an aggregate of 95% of the shares covered thereby, or 1,526,094 shares of common stock;

-	Acuitas agreed to (i) waive its rights to a 50% adjustment of the purchase price of the Preferred Stock in the Initial Sale, the exercise price of the Warrants and the price per share in the Subsequent Sale in the event of certain reductions in the useful life of our then-current intellectual property rights, and (ii) effectively exercise its rights to purchase securities in a Subsequent Sale pursuant to a “cashless purchase” at an assumed current market price of approximately $11.25 per share, conditioned in each case on the listing of our common stock on Nasdaq or the raising of $2.0 million in additional funds in the form of another securities offering, in either case not later than November 30, 2019, which would result Acuitas having irrevocably waived its rights to an adjustment in the purchase price of the Preferred Stock in the Initial Sale and the exercise price of the Warrants and the purchase price of per share in the Subsequent Sale upon the issuance by us of an aggregate of 1,339,958 shares of common stock (the “Subsequent Sale Shares”) to Acuitas, which is expected to occur concurrently with the closing of the Offering on Nasdaq;

-	Acuitas should in exchange for the foregoing agreements and waivers have the option to purchase additional shares of common stock and warrants to purchase one share of common stock for each share of common stock purchased during the period from September 1, 2019 to November 30, 2019 at the then-effective purchase price of the Preferred Stock in the Initial Sale (the “Funding Option”), provided that any shares issued pursuant to any exercise of the Funding Option would reduce share-for-share the amount of shares issued pursuant to the deemed exercise of its rights to purchase securities in a Subsequent Sale mentioned above.

Convertible Debenture Transaction with Acuitas

On September 24, 2019, the Company entered into a Securities Purchase Agreement (the “2019 Purchase Agreement”) with Acuitas pursuant to which (i) Acuitas agreed to purchase a 10% OID Convertible Delayed Draw Debenture due September 24, 2020 for an aggregate commitment amount of up to $2.0 million, and (ii) the Company issued 1,125,000 shares (the “Commitment Shares”) of the Company’s common stock and warrants (the “Commitment Warrants”) to purchase an equal number of shares, each subject to the terms and conditions set forth in the 2019 Purchase Agreement. The Debenture accrued additional principal at the rate of 6% per annum and interest at the rate of 10% per annum, was convertible into shares of common stock at $4.00 per share prior to the completion of the planned public offering of units (the “Unit Offering”) or, subsequent to the closing of the Unit Offering, the lower of $4.00 or 80% of the offering price per unit to the public in the Unit Offering and were mandatorily redeemable upon such closing at 100% of the accrued principal amount and unpaid interest to the date of redemption. The Commitment Warrants were five-year warrants, exercisable upon the earlier of the effectiveness of the Company’s then-current reverse stock split or December 1, 2019, at an amount equal to the lower of $4.00 or 80% of the offering price per unit to the public in the Unit Offering. Upon entering into the 2019 Purchase Agreement, the Company drew an initial $500,000 under the Debenture and in accordance with the 2019 Purchase Agreement, Acuitas received an additional 125,000 warrants (the “Bridge Warrants”) having the same terms as the Commitment Warrants.

Any future draws under the Debenture, which could be made from and after October 15, 2019, November 15, 2019 and December 15, 2019 in equal tranches of $500,000 each, would entitle Acuitas to receive additional Bridge Warrants in equal amount upon such funding. In addition, the 2019 Purchase Agreement provided that, should the underwriters in the Unit Offering exercise their option to purchase additional securities during the 45 days following closing and the issuance of such securities would result in Acuitas’ beneficial ownership (on a fully diluted basis) of shares of common stock being below 60%, Acuitas should be issued a number of additional shares of common stock and warrants having the same terms as the Commitment Warrants to result in its beneficial ownership (on a fully diluted basis) of shares of common stock equaling 60%.

The issuance of 1,125,000 shares of the Company’s commons stock and warrants to purchase an equal amount number of shares, to its controlling stockholder for the Bridge Financing was accounted for as a deemed dividend due to its related party nature and $17.1 million representing the excess of the fair value of the consideration given for the financing, net of debt discount; was recorded in accumulated deficit for the year ended June 30, 2020, accordingly. A debt discount of $500,000 against the debenture was recorded which would be amortized over the term of the debenture using the effective interest method.

The Company received draws under the Debenture that totaled approximately $1.3 million during the year ended June 30, 2020. The total interest expense related to the draws under the Debenture was approximately $99,000 for the year ended June 30, 2020. On April 1, 2020, the Company entered an amendment to modify the payment of accrued interest amounts under the original terms of the Debenture to capitalize all such amounts as would otherwise accrue on the Debenture. On January 4, 2020, payment of $13,487 accrued interest due was paid through the issuance of 4,422 shares of the Company’s common stock. Acuitas and the Company continued to discuss the need and timing for some or all the remaining draws under the Debenture Agreement. Subsequent to the initial $500,000 draw on September 24, 2019, the Company received draws that totaled $813,000 as July 13, 2020, and accordingly the Company issued additional Bridge Warrants to purchase 203,250 shares of common stock to its controlling stockholder under the terms of the Bridge Financing. Accordingly, on April 16, 2020, the Company recorded the warrants to purchase 125,000 common stock related to the second $500,000 draw under the debenture as a derivative warrant liability as of June 30, 2020. The Company recorded the warrants related to the draws totaling $313,000 to purchase 78,250 common shares as derivative liabilities.

Pursuant to the 2019 Purchase Agreement, Acuitas agreed to further modify its existing rights under the 2018 Purchase Agreement with the Company so that Acuitas’ previous agreement in June 2019 to waive its rights to a 50% adjustment of the purchase price of the Preferred Stock in the July 2018 transaction, the exercise price of the warrants in such transaction and the price per share in a Subsequent Sale in the event of certain reductions in the useful life of our current intellectual property rights, and effectively exercise its rights to purchase securities in a Subsequent Sale pursuant to a “cashless purchase” at an assumed current market price of approximately $11.25 per share, conditioned in each case on the listing of the Company’s common stock on Nasdaq or the raising of $2.0 million in additional funds in the form of another securities offering, in either case not later than November 30, 2019, such that Acuitas would have irrevocably waived its rights to an adjustment in the purchase price of the Preferred Stock in the Initial Sale and the exercise price of the Warrants and the purchase price of per share in the Subsequent Sale upon the issuance by the Company of an aggregate of 2,679,916 shares of common stock and 2,679,916 warrants having the same terms as the Commitment Warrants to Acuitas, upon the closing of the Unit Offering.

Pursuant to an amendment to the 2019 Purchase Agreement dated October 9, 2019, Acuitas agreed to modify its then-existing rights under the 2019 Purchase Agreement so that:

-	The Commitment Warrants (and related warrants issued upon the first draw under the Debenture) were replaced with warrants having similar terms, but which would be automatically exercised upon the closing of the offering at an exercise price equal to the par value of the common stock;

-	Acuitas’ then-existing rights under the 2018 Purchase Agreement with the Company were further amended so that the number of Subsequent Sale Shares would be multiplied by four (in lieu of the changes to the 2018 Purchase Agreement originally provided for in the 2019 Purchase Agreement); and

-	The provisions of the 2019 Purchase Agreement providing that, should the underwriters in the offering exercise their option to purchase additional securities during the 45 days following closing and the issuance of such securities would result in Acuitas’ beneficial ownership (on a fully diluted basis) of shares of common stock being below 60%, Acuitas would be issued a number of additional shares of common stock and warrants having the same terms as the Commitment Warrants to result in its beneficial ownership (on a fully diluted basis) of shares of common stock equaling 60% have been modified such that, upon the exercise of such option by the underwriters, the Company would issue to Acuitas a number of securities that would result in Acuitas’ fully diluted beneficial ownership after the exercise of such option being the same as prior thereto.

On July 14, 2020, the Company entered into a further extension of its letter agreements dated April 8, 2020 that furthered extended its letter agreement dated February 10, 2020 with Acuitas regarding Acuitas’ previous agreement to modify its existing rights under the 2018 Purchase Agreement with the Company so that its June 2019 waiver of its rights to a 50% adjustment of the purchase price applicable to its initial investment in the Company and the exercise price of the warrants received in such transaction and the price per share should it exercise certain rights to purchase additional securities in the event of certain reductions in the useful life of the Company’s intellectual property rights and commitment to purchase such securities upon the closing of the Company’s planned public offering of shares of common stock as described in its Registration Statement on Form S-1 (File No. 333-231136) and commitment to purchase such additional securities would remain effective until October 31, 2020, and accordingly Acuitas should be entitled to receive an aggregate of 5,359,832 shares of common stock at such closing. In addition, the parties agreed that certain draws under the Company’s then-current bridge financing with Acuitas were to be made based with respect to the Company’s ongoing capital requirements and current market conditions, notwithstanding certain scheduled availability dates set forth in the 10% OID Convertible Delayed Draw Debenture issued in connection therewith. The letter agreement of July 14, 2020 also confirmed the understanding between the Company and Acuitas regarding certain amounts funded to the Company that were intended as “partial draws” of credit available under the Debenture which, as of the date thereof, aggregated $813,000 in aggregate principal amount in additional to amounts initial funded under the Debenture. Accordingly, such “partial draws” should accrue additional principal as amounts otherwise funded pursuant to the original schedule of draws included in the Debenture (as modified by the letter agreement between the Company and Acuitas dated April 1, 2020 regarding the capitalization of interest otherwise payable) and should entitle Acuitas to receive a pro rata amount of Bridge Warrants.

Convertible Debt and Warrants

On November 30, 2021 (the “Loan Closing Date”), the Company entered into a Loan and Security Agreement and the Supplement to the Loan and Security Agreement (together, the “Loan Agreement”) with Avenue Venture Opportunities Fund II, L.P. (“AVOPII”) and Avenue Venture Opportunities Fund, L.P. (“AVOPI” and, together with AVOPII, the “Lenders,”) for growth capital loans in an aggregate principal amount of up to $20,000,000 (the “Loan”), with (i) $15,000,000 funded on the Loan Closing Date (“Tranche 1”) and (ii) up to $5,000,000 to be made available to the Company on or prior to September 15, 2022, subject to the Company’s achievement of certain milestones with respect to certain of its ongoing clinical trials (“Tranche 2”). The Loan bears interest at an annual rate equal to the greater of (a) the sum of 7.00% plus the prime rate as reported in The Wall Street Journal and (b) 10.75%. The Loan is secured by a lien upon and security interest in all of the Company’s assets, including intellectual property, subject to agreed exceptions. The maturity date of the Loan is December 1, 2024. Up to $5,000,000 of the principal amount of the Loan outstanding may be converted, at the option of the Lenders, into shares of the Company’s common stock at a conversion price of $6.98 per share. In connection with the Loan, pursuant to the funding of Tranche 1 on the Loan Closing Date, the Company issued to the Lenders warrants to purchase 360,824 shares of common stock of the Company at an exercise price per share equal to $5.82 (the “Stock Purchase Price”). The warrants are exercisable until November 30, 2026.

The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement.
2.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC (incorporated by reference to Exhibit 2.1 the Company’s Current Report on Form 8-K filed on April 15, 2016).
3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-190635) filed on August 15, 2013).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39015) filed on July 22, 2016).
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed on July 13, 2018).
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39015) filed on July 3, 2018).
3.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s registration statement on Form S-1/A (File No. 333-231136) filed on November 22, 2019,).
3.6	Amended and Restated Bylaws of the Company, dated June 16, 2020 (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39015) filed on November 10, 2021).
4.1	Specimen Certificate representing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-231136) filed on April 30, 2019).
4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-39015) filed on October 9, 2019).
4.3	Form of 10% OID Convertible Delayed Draw Debenture (incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K (File No. 001-39015) filed on September 25, 2019).
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A (File No. 001-39015) filed on July 18, 2022).
5.1**	Opinion of Sherman & Howard L.L.C.
10.1#	BioVie Inc. 2019 Omnibus Equity Incentive Plan (incorporated by reference to Appendix D to the Definitive Information Statement on Schedule 14C filed on May 8, 2019).
10.2	Asset Purchase Agreement by and Among BioVie, Inc., as Buyer, Neurmedix, Inc., as Seller and Acuitas Group Holdings, LLC as Guarantor of April 27, 2021 (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-39015) filed on April 27, 2021).
10.3	Amendment No. 1 of the Asset Purchase Agreement dated May 9, 2021 (incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K (File No. 001-39015) filed on May 10, 2021).
10.4#	Employment Offer & Agreement Chris Reading and the Company, dated June 18, 2021 (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
10.5#	Employment Offer & Agreement Clarence Ahlem and the Company, dated June 18, 2021 (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
10.6#	Employment Offer & Agreement Joanne Wendy Kim and the Company, dated June 26, 2021 (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
10.7#	Employment Offer & Agreement Jonathan Adams and the Company, dated August 26, 2021 (incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
10.8#	Employment Offer & Agreement Penelope Markham and the Company, dated September 7, 2021 (incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
10.9#	Employment Offer & Agreement Joseph Palumbo and the Company, dated September 3, 2021 (incorporated by reference to Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).

10.10	Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 1, 2021).
10.11	Supplement to Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on December 1, 2021).
10.11	Securities Purchase Agreement, dated July 15, 2022, by and between the Company and Acuitas Group Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A (File No. 001-39015) filed on July 18, 2022).
10.12	Amended and Restated Registration Rights Agreement, dated August 15, 2022, by and between BioVie Inc. and Acuitas Group Holdings, LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (File No. 001-39015) filed on November 4, 2022).
10.13	Controlled Equity OfferingSM Sales Agreement, dated August 31, 2022, by and among BioVie Inc. Cantor Fitzgerald & Co. and B. Riley Securities, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39015) filed on August 31, 2022).
21.1	Subsidiaries of BioVie Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
23.1*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page to this registration statement).
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

*	Filed herewith
**	To be filed by amendment
#	Indicates a management contract or compensatory plan or arrangement

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, State of Nevada, on the 10th day of November, 2022.

BIOVIE INC.

By:	/s/ Cuong Do
	Name:	Cuong Do
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Cuong Do and Joanne Wendy Kim, and each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Cuong Do	Chief Executive Officer	November 10, 2022
Cuong Do	(Principal Executive Officer)

/s/ Joanne Wendy Kim	Chief Financial Officer	November 10, 2022
Joanne Wendy Kim	(Principal Financial and Accounting Officer)

/s/ Terren Peizer	Chairman	November 10, 2022
Terren Peizer

/s/ Jim Lang	Director	November 10, 2022
Jim Lang

/s/ Michael Sherman	Director	November 10, 2022
Michael Sherman

/s/ Richard J. Berman	Director	November 10, 2022
Richard J. Berman

/s/ Steve Gorlin	Director	November 10, 2022
Steve Gorlin

/s/ Robert Hariri	Director	November 10, 2022
Robert Hariri

/s/ Sigmund Rogich	Director	November 10, 2022
Sigmund Rogich